Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

MMT TEXNY, LLC,

MMT LAPAGAVA, LLC,

THE MARCUS CORPORATION,

VSS-SOUTHERN THEATRES LLC,

MOVIE TAVERN, INC.,

MOVIE TAVERN THEATRES, LLC,

AND

TGS BEVERAGE COMPANY, LLC

DATED AS OF NOVEMBER 1, 2018

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ii

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SCHEDULES

Schedule 1	-	Theatres
Schedule 2(a)	-	Film Equipment Agreements
Schedule 2(b)	-	Outstanding Repairs
Schedule 2(c)	-	Pass Card Liability
Schedule 2(d)	-	Required Cash Amount
Schedule 2(e)	-	Total Required Cash Amount
Schedule 2(f)	-	Improvement Projects; Improvement Contracts
Schedule 2.1(a)(x)	-	Business Contracts
Schedule 2.1(b)	-	Excluded Assets
Schedule 2.8(c)	-	Percentage Rent Calculations
Schedule 3.3	-	Financial Statements

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Schedule 3.6	-	Consents and Approvals; No Violations
Schedule 3.7	-	Vendors
Schedule 3.8(a)	-	Material Contracts
Schedule 3.8(b)	-	Payment Dispute
Schedule 3.9	-	Absence of Changes
Schedule 3.10	-	Litigation
Schedule 3.11	-	Compliance with Applicable Laws; Permits
Schedule 3.12(a)	-	Employee Benefit Plans
Schedule 3.12(d)	-	Employee Transaction Payments
Schedule 3.13(a)	-	Business Employees
Schedule 3.13(b)	-	Labor Matters
Schedule 3.14(a)	-	Intellectual Property; Acquired IP
Schedule 3.14(b)	-	Intellectual Property; No Actions
Schedule 3.14(d)	-	Intellectual Property; Data Security
Schedule 3.15(a)	-	Insurance Policies
Schedule 3.15(d)	-	Insurance Claims
Schedule 3.16	-	Tax Matters
Schedule 3.17	-	Brokers
Schedule 3.18(a)	-	Leased Real Property
Schedule 3.18(b)	-	Title to Leased Real Property
Schedule 3.18(c)	-	Certain Matters Affecting Real Property
Schedule 3.19	-	Title to and Sufficiency and Condition of Assets
Schedule 3.20	-	Environmental Matters
Schedule 3.21	-	Transactions with Affiliates
Schedule 4.5	-	Consents and Approvals; No Violations
Schedule 4.6	-	Brokers
Schedule 5.2	-	Shared Contracts
Schedule 5.4(a)	-	Operation of the Business
Schedule 5.4(b)(v)	-	Approved Capital Expenditures
Schedule 5.4(b)(vi)	-	Approved New Theatre Development Expenses
Schedule 5.9(a)	-	Transferred Employees
Schedule 6.2(g)	-	Required Consents

EXHIBITS

Exhibit A	-	Accounting Principles
Exhibit B	-	Assigned Contracts Assignment and Assumption Agreement
Exhibit C	-	Acquired IP Assignment and Assumption Agreement
Exhibit D	-	Trademark Assignment and Assumption Agreement
Exhibit E	-	Assignment and Assumption of Lease Agreement
Exhibit F	-	Escrow Agreement
Exhibit G	-	Shareholders’ Agreement
Exhibit H	-	Form of FIRPTA Certificates

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 1, 2018, is made by and among MMT Texny, LLC, a Texas limited liability company (“MMT Texny”); MMT Lapagava, LLC, a Wisconsin limited liability company (“MMT Lapagava” and, together with MMT Texny, “Buyer”); The Marcus Corporation, a Wisconsin corporation (“Marcus”); Movie Tavern, Inc., a Texas corporation (“Movie Tavern, Inc.”); Movie Tavern Theatres, LLC, a Louisiana limited liability company (“Movie Tavern LLC”); TGS Beverage Company, LLC, a Louisiana limited liability company (“TGS”, and together with Movie Tavern, Inc. and Movie Tavern LLC, the “Companies”, and each separately, a “Company”); and VSS-Southern Theatres LLC, a Delaware limited liability company (“Parent”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

RECITALS:

WHEREAS, each of Movie Tavern, Inc. and Movie Tavern LLC is a wholly-owned subsidiary of Parent;

WHEREAS, TGS is an Affiliate of Parent and is the holder of certain Permits required for the sale of alcohol at the Theatres located within the State of Texas;

WHEREAS, Parent and the Companies are engaged in the business of developing and operating the on-site kitchen and dine-in motion picture theatres (the “Business”) at the locations set forth on Schedule 1 attached hereto (each a “Theatre” and collectively, the “Theatres”);

WHEREAS, the Companies wish to sell, transfer, convey and assign to Buyer, and Buyer wishes to purchase, accept and assume from the Companies, all of the Companies’ right, title and interest in and to all of the assets owned, used or held for use by the Companies in connection with the operation of the Business, subject to the terms and conditions set forth herein; and

WHEREAS, Parent wishes to sell, transfer, convey and assign to Buyer, and Buyer wishes to purchase, accept and assume from Parent, all of Parent’s right, title and interest in and to certain assets owned, used or held for use by Parent and its Affiliates (other than the Companies) primarily in connection with the operation of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1.            Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.5(c)(i)(B).

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“Accounting Principles” means GAAP applied in accordance with the accounting principles, methodologies, procedures and policies followed in the preparation of the Recent Balance Sheet and specifically described on Exhibit A.

“Acquired IP” means (i) the Intellectual Property Registrations; (ii) unregistered trademarks owned or used by Parent (primarily in respect of the Business) or the Companies; and (iii) all proprietary Software owned by or the use of which is licensed to Parent (primarily in respect of the Business) or the Companies.

“Acquired IP Assignment and Assumption Agreement” has the meaning set forth in Section 2.4(b)(v).

“Acquired IT Systems” means the IT Systems present in the Theatres that are owned by Parent or the Companies and which, in the case of Parent, are exclusively used by the Business.

“Action” means any claim, charge, controversy, action, cause of action, suit, litigation, arbitration, investigation, audit, opposition, interference, hearing, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Entity.

“Actual Adjustment” (which may be a positive or a negative number) means (x) the Final Cash Purchase Price as finally determined pursuant to Section 2.5(d), minus (y) the Estimated Cash Purchase Price.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of the foregoing, a Person shall be deemed to “control” a specified Person if such Person (or a Family Member of such Person) possesses, directly or indirectly, the power to direct the management and policies of such specified Person, whether through the ownership of voting securities, contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, at all times prior to the Closing, each Company shall be considered an Affiliate of Parent.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Agreement Date” means the date of this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.6.

“ALTA” means the American Land Title Association.

“Ancillary Documents” has the meaning set forth in Section 3.2.

“Anti-Money Laundering Laws” means Laws and sanctions that (a) limit the use of or seek the forfeiture of proceeds from illegal transactions, (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States, (c) require identification and documentation of the parties with whom a financial institution conducts business, or (d) are designed to disrupt the flow of funds to terrorist organizations.

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“Approved Capital Expenditures” means capital expenditures in the amounts and for the purposes set forth on Schedule 5.4(b)(v).

“Approved New Theatre Development Expenses” means the New Theatre Development Expenses in the amounts and for the purposes set forth on Schedule 5.4(b)(vi).

“Assigned Contracts” means (a) all Theatre Leases, (b) all Shared Contracts, (c) all Film Equipment Agreements, (d) all Business Contracts and (e) all Improvement Contracts.

“Assignment and Assumption of Lease Agreement” has the meaning set forth in Section 2.4(b)(vii).

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Balance Sheet Date” has the meaning set forth in Section 3.3.

“Be Our Guest Vouchers” means “be our guest” passes or vouchers offering discounts or entitlements to theatre food and beverage concessions in any format issued by Parent or any of its Affiliates with respect to the Business or any Theatre.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Contracts” means all Contracts set forth on Schedule 2.1(a)(x) as of the Closing together with all amendments, supplements, agreements and guarantees related thereto. The Business Contracts do not include the Improvement Contracts, the Theatre Leases, the Shared Contracts or the Film Equipment Agreements.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and New Orleans, Louisiana are open for the general transaction of business.

“Business Employees” means those Persons employed by (a) the Companies, or (b) Parent or any of its Affiliates (other than the Companies) who, in the case of this clause (b), worked primarily for the Business during the six (6) month period immediately prior to Closing.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Benefit Plan” means a qualified retirement or welfare benefit plan maintained by Buyer or an Affiliate of Buyer.

“Buyer Bring-Down Certificate” has the meaning set forth in Section 6.3(c).

“Buyer Indemnitee” has the meaning set forth in Section 8.2(a).

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“Cash and Cash Equivalents” means all cash and cash equivalents (including marketable securities) of the Companies as of the Effective Time, but excluding (a) issued but uncleared checks, (b) outgoing wires in transit and (c) Restricted Cash; provided that the aggregate amount of Cash and Cash Equivalents maintained by Parent and the Companies at each Theatre as of the Closing shall not be less than the Required Cash Amount for such Theatre.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Stock Consideration” means 2,450,000 shares of Marcus Common Stock.

“Coca-Cola Inventory” means all food, beverage and other concession items offered at any Theatre, including related packaging and serving materials, manufactured or sold by The Coca-Cola Company or bearing any trademark or trade name used by The Coca-Cola Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Compensation” means, with respect to any Person, all salaries, commissions, compensation, consulting fees, bonuses, benefits or other remuneration of any kind or character whatever, required to be made or that have been made directly or indirectly by the Companies or any Affiliate thereof to such Person or Affiliates of such Person.

“Competitor” has the meaning set forth in Section 5.14(a)(i).

“Concession Inventory” means commercially useable and resalable food, beverage (including, to the extent permitted by applicable Law, alcoholic and non-alcoholic), candy and other concession items of all major category types offered at each Theatre, together with related packaging and serving materials, but excluding all Coca-Cola Inventory. The amount of Concession Inventory maintained by Parent and the Companies at each Theatre as of the Closing shall consist of at least the Required Concession Inventory for such Theatre.

“Concession Inventory Amount” means, as of any time of determination, the aggregate value of the Concession Inventory located at all Theatres, including, for the avoidance of doubt, all unopened alcohol inventory at such Theatres, determined in accordance with the Accounting Principles; provided that the Concession Inventory Amount shall not include, and no value shall be assigned to (a) any Coca-Cola Inventory or (b) any Concession Inventory that is spoiled, expired, unusable, unsalable, obsolete or no longer used in connection with the ordinary operation of the Business.

“Confidentiality Agreement” means the confidentiality agreement, dated as of February 1, 2018, by and between Parent and Buyer.

“Consideration Ratio” has the meaning set forth in Section 2.6.

“Consolidated Financial Statements” has the meaning set forth in Section 3.3.

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“Consolidated Net Worth” means, at any time, (a) the total assets of Buyer and its Subsidiaries which would be shown as assets on a consolidated balance sheet of Buyer and its Subsidiaries as of such time prepared in accordance with GAAP as historically applied by Buyer, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of its Subsidiaries, minus (b) the total liabilities of Buyer and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of Buyer and its Subsidiaries as of such time prepared in accordance with GAAP as historically applied by Buyer.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the purchase and sale of the Purchased Assets and the other transactions described in the recitals to this Agreement, (b) the execution, delivery and performance of the Ancillary Documents and (c) the payment of fees and expenses relating to such transactions.

“Contract” means, with respect to any Person, (a) any contract, agreement, deed, mortgage, lease, sublease, license or sublicense, or (b) any other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or understanding, in each case, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Cooperating Parties” has the meaning set forth in Section 5.21.

“Courtesy Passes” means “courtesy passes” offering free admission in any format issued by Parent or any of its Affiliates with respect to the Business or any Theatre.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” means (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), (b) each welfare, supplemental unemployment benefit, pension, health or other medical, dental, life, disability or other insurance, (c) each vacation or other paid-time off or fringe benefit, and (d) each bonus, commission, profit sharing, incentive compensation, deferred compensation, equity or equity-based compensation, employment, consulting, individual independent contractor, retirement, severance, separation, change in control, retention or other compensation plan, program, policy, Contract, agreement or arrangement (in each case, whether or not written, covering one or more Persons or subject to ERISA) in effect and covering one or more current or former employees, directors or individual independent contractors of the Business or the beneficiaries or dependents of any such Persons, and that is sponsored, maintained or contributed to or required to be contributed to by Parent, any Company or any of their respective Affiliates, or with respect to which Parent, any Company or any of their respective Affiliates has any Liability.

“Environmental Laws” means all Laws relating to (a) pollutants, contaminants or Hazardous Substances, (b) the protection of the environment or natural resources or human health or safety in respect of exposure to Hazardous Substances, or (c) the use, generation, handling, transport, treatment, distribution, storage, release, control, cleanup, or disposal of Hazardous Substances or products containing Hazardous Substances.

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“Environmental Liability” means any Liability arising out of, related to or incurred in connection with any pollution, threat to the environment, exposure to or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Hazardous Substance that (a) is related in any way to Parent’s, any Company’s, or any previous owner’s or operator’s, ownership, operation or occupancy of any of the Leased Premises, or Parent’s or any Company’s ownership, lease, operation or maintenance of the Business or any of the Purchased Assets, including any failure to comply with any Environmental Laws; (b) migrated onto or from the Leased Premises on or prior to the Closing Date, including any such migration that may continue after the Closing Date; or (c) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or were caused, on or before the Closing Date, in each case, whether or not known by Buyer.

“Environmental Rights” has the meaning set forth in Section 5.24.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank, National Association.

“Escrow Agreement” has the meaning set forth in Section 2.4(b)(viii).

“Escrow Fund” means the escrow account established by the Escrow Agent pursuant to this Agreement and the Escrow Agreement.

“Escrow Funding Date” has the meaning set forth in Section 5.19(a).

“Estimated Cash Purchase Price” means an amount in cash equal to (a) $30,000,000, minus (b) the Estimated Closing Indebtedness, minus (c) the Estimated Transaction Expenses, minus (d) the Estimated Pass Card Liability Amount, minus (e) the Estimated Film Equipment Expenses, plus (f) the Total Required Cash Amount, plus (g) the Estimated New Theatre Development Expenses, plus (h) the Estimated Concession Inventory Amount, minus (i) the Estimated Repair Amount, plus (j) the Estimated NCM Buyout Amount.

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.5(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.5(a).

“Estimated Concession Inventory Amount” has the meaning set forth in Section 2.5(a).

“Estimated Film Equipment Expenses” has the meaning set forth in Section 2.5(a).

“Estimated NCM Buyout Amount” has the meaning set forth in Section 2.5(a).

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“Estimated New Theatre Development Expenses” has the meaning set forth in Section 2.5(a).

“Estimated Pass Card Liability Amount” has the meaning set forth in Section 2.5(a).

“Estimated Repair Amount” has the meaning set forth in Section 2.5(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.5(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Liabilities” has the meaning set forth in Section 2.2(b).

“Existing Permittee” has the meaning set forth in Section 5.18.

“Expiration Date” has the meaning set forth in Section 5.22.

“Family Member” means, with respect to an individual, (a) such Person’s spouse, (b) each brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of the Person described in clauses (a), (b) and (c) above, (e) each trust created for the benefit of one or more of the Persons described in clauses (a) through (d) above, and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.

“Film Equipment Agreement” means the GDC Agreement and each other Contract set forth on Schedule 2(a) under which any Film Equipment Expense is payable.

“Film Equipment Expense” means all rental payments, buyout amounts, purchase amounts and other out-of-pocket fees and expenses (a) payable by Parent or any Company prior to the Closing (and that remain unpaid as of the Closing) or that will become payable by Parent or any Company at or after the Closing, or (b) payable or that will become payable by Buyer pursuant to any Film Equipment Agreement at or after the Closing, in each case, in connection with the purchase or lease of any film equipment that is used at any Theatre as of the Closing.

“Final Cash Purchase Price” means an amount in cash equal to (a) $30,000,000, minus (b) the Final Closing Indebtedness, minus (c) the Final Transaction Expenses, minus (d) the Final Pass Card Liability Amount, minus (e) the Final Film Equipment Expenses, plus (f) the Total Required Cash Amount, plus (g) the Final New Theatre Development Expenses, plus (h) the Final Concession Inventory Amount, minus (i) the Final Repair Amount, plus (j) the Final NCM Buyout Amount.

“Final Closing Indebtedness” has the meaning set forth in Section 2.5(c)(i).

“Final Closing Statement” has the meaning set forth in Section 2.5(c)(i).

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“Final Concession Inventory Amount” has the meaning set forth in Section 2.5(c)(i).

“Final Film Equipment Expenses” has the meaning set forth in Section 2.5(c)(i).

“Final NCM Buyout Amount” has the meaning set forth in Section 2.5(c)(i).

“Final New Theatre Development Expenses” has the meaning set forth in Section 2.5(c)(i).

“Final Pass Card Liability Amount” has the meaning set forth in Section 2.5(c)(i).

“Final Repair Amount” has the meaning set forth in Section 2.5(c)(i).

“Final Transaction Expenses” has the meaning set forth in Section 2.5(c)(i).

“Financial Statements” has the meaning set forth in Section 3.3.

“FIRPTA Certificates” has the meaning set forth in Section 6.2(e).

“Fraud” means common law fraud with respect to the making of the representations and warranties herein.

“Fundamental Representations” has the meaning set forth in Section 6.3(a)(i).

“GAAP” means United States generally accepted accounting principles as in effect on the Agreement Date.

“GDC Agreement” means the Exhibitor Self-Financed Agreement, dated July 18, 2011, between GDC Digital Cinema Network (USA) LLC. and Movie Tavern, Inc., as may be amended, modified, supplemented or restated in accordance with the terms thereof.

“Gift Cards” means gift cards or gift certificates, in any format issued by Parent or any of its Affiliates with respect to the Business or any Theatre.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation, in each case, together with any stockholder, voting, investor rights or other similar agreement among investors.

“Governmental Entity” means any United States or foreign (a) federal, state, local, municipal, or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any mediator, arbitrator or arbitral tribunal, or any national securities exchange.

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“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Entity.

“Greensboro Movie Tavern” means the full kitchen, dine-in motion picture theatres operated by Parent and its Affiliates, including Greensboro Theatres, LLC, under the “Movie Tavern” brand name at 2700 Vanstory St, Greensboro, North Carolina 27407.

“Greensboro Movie Tavern IP” has the meaning set forth in Section 5.17.

“Gross Receipts” has the meaning set forth in Section 2.8(c).

“Hazardous Substance” means any hazardous material, substance, pollutant, contaminant or other substance or materials that is regulated or for which liability is or may be imposed or standards of conduct created pursuant to any Environmental Laws, including, without limitation, petroleum, petroleum byproducts, mold, asbestos in any form that is or could become friable, polychlorinated biphenyls, per- and polyfluoroalkyl substances, perfluorooctanoic acid, perfluorooctane sulfonate and all substances defined or regulated as “Hazardous”, “Toxic” or a “Pollutant” pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improvement Contracts” means the Contracts listed on Schedule 2(f) relating to the Improvement Projects, including all annexes, schedules and exhibits to such Contracts, all as may be amended from time to time in accordance with Sections 5.25(a) and 5.25(b).

“Improvement Expenses” means all reasonably documented out-of-pocket amounts actually paid by Parent, any Company or any of their respective Affiliates prior to the Closing (including Approved Capital Expenditures), and all reasonably documented out-of-pocket amounts actually paid by Buyer, Marcus or any of their respective Affiliates after the Closing, in each case, in connection with Improvement Projects. Schedule 2(f) sets forth (a) the agreed upon budgeted amount of all Improvement Expenses, and (b) the amount of all Improvement Expenses actually paid by Parent, the Companies and their respective Affiliates as of the Agreement Date.

“Improvement Projects” means the Theatre renovation, remodel and luxury conversion projects described on Schedule 2(f).

“Improvement Restrictions” has the meaning set forth in Section 5.25(a).

“Improvement Standards” has the meaning set forth in Section 5.25(a).

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“Indebtedness” means, as of any time of determination, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, expenses, breakage costs, lines of credit, letters of credit, commitments and other fees payable) arising under, or any other Liabilities of the Business or the Companies consisting of or relating to, (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (b) obligations for the deferred purchase price of property or services, (c) indebtedness evidenced by any note, bond, debenture or other debt security, (d) any lease obligations capitalized by any Company prior to Closing, (e) letters of credit, (f) bankers’ acceptances, surety bonds, performance bonds and other financial guarantees, (g) interest rate protection agreements, swap agreements, collar agreements and factoring agreements, (h) obligations and liabilities (whether conditional or unconditional, present or future) arising from any transactions related to the assignment or securitization of receivables for financing purposes to any third party, including all obligations and liabilities under factoring agreements and similar Contracts executed for the purposes of obtaining financing, which, in the case of each of clauses (a) through (h) above, is secured by a Lien on any of the Purchased Assets.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Insurance Policies” has the meaning set forth in Section 3.15(a).

“Intangible Property” means (a) all Acquired IP; (b) all goodwill associated with the Business and the Purchased Assets; and (c) to the extent pertaining primarily to the Business or any Leased Premises, all business licenses, warranties, security deposits, telephone exchange numbers, plans and specifications, blue prints, engineering information, research data concerning historic and current research and development, quality assurance and control procedures, design tools and simulation capability, and all reports, manuals and technical information that Parent or the Companies provide to employees, customers, suppliers, agents or licensees of the Business.

“Intellectual Property” means any and all intellectual property or similar proprietary rights throughout the world, including all of the following: (a) inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, invention disclosures, and other rights of invention, worldwide, including any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent; (b) trademarks, service marks, trade names, trade dress, logos, Internet domain name registrations, uniform resource locators and other names and locators associated with the internet, social media accounts or identifiers, corporate names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide; (c) copyrightable works, copyrights, website content, and other rights of authorship, and any applications, registrations and renewals in connection therewith, worldwide; (d) trade secrets; and (e) all rights to sue or recover and retain damages and costs (including attorneys’ fees) for the past, present or future management, misappropriation or other violation of any of the foregoing.

“Intellectual Property Registrations” means has the meaning set forth in Section 3.14(a).

“Interim Liquor Agreement” has the meaning set forth in Section 5.18.

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“IT Systems” means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, service agreements and all other information technology equipment (including laptops and mobile devices), and all associated documentation, owned by, or licensed or leased to, or purported to be owned by, or licensed or leased to Parent or any Company and which, in the case of Parent, are exclusively used in connection with the Business.

“Key Vendor” has the meaning set forth in Section 3.7.

“Knowledge of Buyer” and any derivative thereof means, as of the applicable date, the actual knowledge of either of Jeff Tomachek, Rolando Rodriguez, Doug Neis or Mark Gramz, in each case, following reasonable inquiry.

“Knowledge of Parent” and any derivative thereof means, as of the applicable date, the actual knowledge of any of John P. Caparella, Ronald Krueger II and Jim Wood, in each case, following reasonable inquiry.

“Landlord Reimbursements” means all reasonably documented amounts actually received by Parent, any Company or any of their respective Affiliates prior to the Closing, and all reasonably documented amounts actually received by Buyer, Marcus or any of their respective Affiliates after the Closing, in each case, from the landlords with respect to the Leased Premises at which the Improvement Projects are being completed as reimbursement for Improvement Expenses paid by Parent, any Company, Buyer, Marcus or any of their respective Affiliates, as the case may be. Schedule 2(f) sets forth (a) the agreed upon budgeted amount of all Landlord Reimbursements, and (b) the amount of all Landlord Reimbursements actually received by Parent, the Companies and their respective Affiliates as of the Agreement Date.

“Law” means (a) common law, (b) any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution, promulgation, judgment, injunction, order, decree, administrative requirement, (c) any Governmental Order, or (d) any other similar provision having the force or effect of law or any restriction of any Governmental Entity.

“Leased Premises” means the Theatres and all other premises described by the Theatre Leases.

“Leasehold Improvements” means all right, title and interest of Parent and the Companies in, to and under the leasehold improvements of every kind and description located on or which are a part of the respective Leased Premises.

“Leasehold Interests” means (all and singular) the interests, estates, rights, privileges, titles, easements, options and appurtenances belonging, or in any way appertaining, to Parent or any Company as tenant under the respective Theatre Lease.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind whatsoever, whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required to be accrued on the financial statements of such Person.

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“License Period” has the meaning set forth in Section 5.17.

“License Standards” has the meaning set forth in Section 5.17.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim, interest or charge and any other restriction, right or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws).

“Lien Release” has the meaning set forth in Section 2.5(b)(ii).

“Losses” means and includes (a) all Liabilities; (b) all losses, damages, judgments, awards, penalties, assessments and settlements; (c) all costs and expenses (including prejudgment and post-judgment interest in any litigated or arbitrated matter and other interest, court costs and reasonable fees and expenses of attorneys, consultants and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement, including as incurred in connection with any Action.

“Luxury Reimbursement” means any reimbursement, repayment or refund, payable by a landlord under a Theatre Lease, of amounts paid by or invoiced (to the extent such invoiced amount constitutes an Excluded Liability) to Parent, a Company or any of their respective Affiliates prior to Closing, in connection with the renovation, remodel or luxury conversion of any Theatre.

“Marcus” has the meaning set forth in the introductory paragraph to this Agreement.

“Marcus Common Stock” means The Marcus Corporation Common Stock, par value $1.00 per share, the holders of which are entitled to one (1) vote per share.

“Marcus SEC Reports” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents filed or furnished, as the case may be, by Marcus to the SEC since December 29, 2016.

“Material Adverse Effect” means any change, event, development, condition, circumstance, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect (a) upon the condition (financial or otherwise), Purchased Assets, Liabilities or results of operations of the Business, taken as a whole; or (b) upon the ability of Parent or the Companies to consummate the Contemplated Transactions in accordance with this Agreement; provided, however, that any adverse change, event, development, condition, circumstance, occurrence or effect arising from or relating to any of the following shall not be taken into account, either alone or in combination in determining whether a Material Adverse Effect has occurred for the purposes of clause (a): (i) conditions generally affecting the United States economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in GAAP, (iv) changes in any Law or any action required to be taken under Law or Contract by which any Company (or any of their respective assets or properties) is bound as of the Agreement Date, (v) any change that is generally applicable to the industries or markets in which the Companies operate, including any weather events, natural or man-made disasters or acts of God, (vi) any failure, in and of itself, by any Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (although subject to the other provisions of this definition, the underlying cause of such failure may be taken into account) or (vii) the taking of any action expressly contemplated by this Agreement, including the completion of the transactions contemplated hereby; except, in the case of clauses (i) through (v), to the extent that the Companies, taken as a whole, are materially and disproportionately affected thereby relative to other Persons engaged in the same industry as the Business.

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“Material Contract” has the meaning set forth in Section 3.8(b).

“MMT Lapagava” has the meaning set forth in the introductory paragraph to this Agreement.

“MMT Texny” has the meaning set forth in the introductory paragraph to this Agreement.

“Movie Tavern, Inc.” has the meaning set forth in the introductory paragraph to this Agreement.

“Movie Tavern LLC” has the meaning set forth in the introductory paragraph to this Agreement.

“NCM Agreement” means that certain Network Affiliate Agreement, dated May 12, 2011, between National CineMedia, LLC and VSS-Southern Theatres LLC.

“NCM Buyout” means the payment of all Repayment Amounts and resulting termination of the NCM Agreement with respect to the Theatres pursuant to Section 14.8 of the NCM Agreement.

“NCM Buyout Obligation Cap” means $4,762,000.

“NCM Buyout Obligations” means the aggregate amount of all Repayment Amounts paid or payable by Parent or any Company to National CineMedia, LLC to effect the NCM Buyout.

“NCM Equipment” means all Equipment, including all NCM Equipment (as each such term is defined in the NCM Agreement), located at the Theatres.

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“Net Improvement Expenses Amount” means an amount equal to the difference of (a) the aggregate amount of all Improvement Expenses, minus (b) the aggregate amount of all Landlord Reimbursements, calculated in the manner set forth on Schedule 2(f).

“Net Improvement Expenses Overage Amount” means an amount equal to the difference of (a) the Net Improvement Expenses Amount, minus (b) the Net Improvement Expenses Target Amount, calculated in the manner set forth on Schedule 2(f).

“Net Improvement Expenses Target Amount” means $515,000.

“Network Connection” has the meaning set forth in Section 5.23.

“New Liquor Permit” has the meaning set forth in Section 5.18.

“New Permittee” has the meaning set forth in Section 5.18.

“New Theatre Development” means the development or construction by Parent or any Company of any motion picture theatre that is not a Theatre on the Agreement Date.

“New Theatre Development Expense” means the amount of Cash or Cash Equivalents actually paid by Parent or any Company during the period commencing at the close of business on the Agreement Date and ending at the Effective Time in respect of (a) any Approved New Theatre Development Expense or (b) following the express written consent thereto by Buyer in each instance (which consent, notwithstanding any provision of Section 5.4(a) to the contrary, Buyer may grant or withhold in its sole discretion), any New Theatre Development.

“Non-Paying Party” has the meaning set forth in Section 2.8(b).

“Notice of Claim” means a written notice that identifies the breach of or inaccuracy in any covenant, warranty or representation set forth in this Agreement or any certificate furnished under this Agreement (including the sections of this Agreement that are the subject of such breach or inaccuracy) or other indemnification right pursuant to which Losses are being claimed by the Indemnified Party, and the amount asserted for such claim if known (including, if appropriate, an estimate of all costs and expenses reasonably expected to be incurred by reason of such claim).

“Outstanding Repairs” means those Theatre-level repair issues identified on Schedule 2(b) hereto.

“Overnight Transaction” has the meaning set forth in the Shareholders’ Agreement.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent 401(k) Plan” has the meaning set forth in Section 5.9(c).

“Parent Bring-Down Certificate” has the meaning set forth in Section 6.2(d).

“Parent Fundamental Representations” has the meaning set forth in Section 6.2(a).

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“Parent Indemnitee” has the meaning set forth in Section 8.2(b).

“Pass Card Liabilities” means all Liabilities of the Business and the Companies as of the Closing in respect of Pass Cards, calculated in accordance with the methodology, including the applicable breakage costs, set forth on Schedule 2(c) hereto.

“Pass Cards” means Gift Cards, Premier Tickets and Be Our Guest Vouchers, and shall exclude Courtesy Passes.

“Pay-Off Letter” has the meaning set forth in Section 2.5(b).

“Paying Party” has the meaning set forth in Section 2.8(b).

“Payment Dispute” means the ongoing dispute relating to the improper processing of certain debit and credit card transaction fees, as more particularly described in Schedule 3.8(b).

“PCBs” has the meaning set forth in Section 3.20(f).

“Pending Indemnification Claim” means a claim for indemnification that is the subject of a Notice of Claim given by any Buyer Indemnitee pursuant to Section 8.3(c) which has not been paid in full pursuant to Section 8.6 or otherwise finally resolved pursuant to a written agreement of the parties.

“Pending Litigation” has the meaning set forth in Section 3.10.

“Pennsylvania Liquor Permits” means the permits, licenses, approvals, certificates issued to Movie Tavern LLC by Governmental Entities in respect of the lawful sale of alcohol at each Theatre in the State of Pennsylvania.

“Permits” has the meaning set forth in Section 3.11.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable, and (b) Liens for Property Taxes not yet due.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association, Governmental Entity or other similar entity, whether or not a legal entity.

“Post-Closing Amounts” has the meaning set forth in Section 5.25(c).

“Pre-Closing Amounts” has the meaning set forth in Section 5.25(c).

“Pre-Closing Taxes” means (a) Taxes (or the non-payment thereof) of the Companies or Parent, (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Law, (c) any and all Taxes of any Person imposed on any Company as a transferee or successor in respect of a transaction occurring on or before the Closing Date, pursuant to a Contract, or otherwise, (d) any and all Taxes that are the responsibility of Parent and the Companies pursuant to Section 9.2.

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“Premier Tickets” means “premier tickets” sold in bulk sales offering free admission in any format issued by Parent or any of its Affiliates with respect to the Business or any Theatre.

“Property Tax” means any real property Tax, personal property Tax, ad valorem Tax, replacement Tax or similar Tax levied on real or personal property, including any interest, penalty, or addition, and whether or not disputed and whether or not imposed by Law, Order or Contract.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.5(c)(i).

“Proposed Improvement Calculations” has the meaning set forth in Section 5.25(c).

“Proration Period” has the meaning set forth in Section 2.8(b).

“Purchase Price” means (a) the Final Cash Purchase Price, plus (b) Buyer’s assumption of the Assumed Liabilities, plus (c) the Closing Stock Consideration.

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.5(c)(i)(A).

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Recent Balance Sheet” has the meaning set forth in Section 3.3.

“Records and Files” means all physical and electronic records and files of Parent and the Companies of every kind to the extent related to the ownership, lease, operation or maintenance of the Business or any of the Purchased Assets, including invoices, customer and vendor lists, customer and vendor email lists and databases, Pass Card and Courtesy Pass data, blueprints, specifications, designs, drawings, and operating and marketing plans, and all other documents, tapes, discs, programs or other embodiments of information to the extent related to the ownership, lease, operation or maintenance of the Business or any of the Purchased Assets, including all employment records and files for the Transferred Employees.

“Registrable Securities” means the shares of Marcus Common Stock issuable by Marcus hereunder as Closing Stock Consideration. Any particular Registrable Securities shall cease to be Registrable Securities (a) when a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement or (b) when such securities, after having been issued pursuant to Section 2.4, shall cease to be outstanding.

“Registration” means a registration under the Securities Act of the offer and sale to the public of the Registrable Securities under a Registration Statement. The terms “register”, “registered” and “registering” shall have correlative meanings.

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“Registration Statement” means a shelf registration statement of Marcus filed with, or to be filed with, the SEC under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related prospectus) filed on Form S-3 or any successor form thereto.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leeching, dumping or disposing into surface water, ground water, land surface or subsurface strata or ambient air.

“Repair Amount” means all Liabilities to be paid or incurred by Buyer, Marcus or any of their respective Affiliates following the Closing to complete the remediation of all Outstanding Repairs that are not completed in full as of the Closing in accordance with Section 5.6.

“Repayment Amounts” has the meaning assigned to such term in the NCM Agreement.

“Required Assignment” has the meaning set forth in Section 6.2(h).

“Required Cash Amount” means, with respect to each Theatre, the amount of Cash and Cash Equivalents normally maintained by Parent and the Companies at such Theatre in the ordinary course of business and consistent with historical practice (taking into account seasonal usage patterns); provided that, for each Theatre, the Required Cash Amount for such Theatre shall not be less than the amount of Cash and Cash Equivalents set forth on Schedule 2(d) with respect to such Theatre.

“Required Concession Inventory” means, with respect to each Theatre, a normal par level of Concession Inventory (including all major inventory categories) determined based on the level of Concession Inventory normally maintained by Parent and the Companies at such Theatre in the ordinary course of business and consistent with historical practice (taking into account seasonal usage patterns); provided, however, that the Required Concession Inventory shall not include at any Theatre or take into account (a) any Coca-Cola Inventory or (b) any Concession Inventory that is spoiled, expired, unusable, unsalable, obsolete or no longer used in connection with the ordinary operation of the Business.

“Required Consent” has the meaning set forth in Section 6.2(g).

“Responsible Party” has the meaning set forth in Section 8.3(a).

“Restricted Cash” means the amount of cash and cash equivalents of the Companies that, as of the Effective Time, is not freely usable, distributable or transferable, including any cash or cash equivalents deposited with, pledged to, or held by any banks, financial institutions or other third parties as collateral or other credit support for any, liabilities or other obligations of the Business or the Companies under or relating to any letters of credit, surety bonds or hedging agreements.

“Restricted Period” means the period commencing on the Closing Date and ending on the five (5) year anniversary of the Closing Date.

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“Restricted Territory” means the geographic territory located within a twelve (12) mile radius of any Theatre or New Theatre Development.

“Ridgmar Lease” means that certain Retail Lease, dated July 18, 2001, between RPI Ridgmar Town Square, Ltd. and Movie Tavern, Inc. (as successor-in-interest to Ridgmar Cinema Tavern, LP), as amended by that certain First Amendment to Retail Lease dated October 15, 2001 and that certain Second Amendment to Retail Lease dated November 2, 2004, as assigned by that certain Assignment of Lease dated October 27, 2005, and as renewed pursuant to that certain Renewal of Lease dated January 29, 2014.

“Ridgmar Theatre” means the Theatre described in the Ridgmar Lease.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shared Contracts” has the meaning set forth in Section 5.2.

“Shareholders’ Agreement” has the meaning set forth in Section 2.4(b)(ix).

“Software” means software, including firmware, programs, source code and object code, and all data files, utilities, application programming interfaces, tools, algorithms, architecture, files, records, schematics, graphical user interfaces, images, icons, forms, methods of processing, software engines, platforms, data formats, computerized databases, all versions, updates, corrections, enhancements and modifications thereof, and all other related specifications and documentation, developer notes, comments and annotations.

“Specified Representations” means the representations and warranties of Parent and the Companies set forth in Section 3.12 (Employee Plans), Section 3.16 (Tax Matters) and Section 3.20 (Environmental Matters).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subject Person” means any Person that directly or indirectly: (a) accumulates, beneficially or of record, of 50% or more of any class of securities of Parent, whether by merger, consolidation, sale or other transfer of securities of Parent; or (b) acquires all or substantially all of the assets of Parent.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the membership, partnership or other similar ownership interests thereof are at the time owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons shall be deemed to own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director, board of managers or general partner (or other similar governing body) of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

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“Tangible Personal Property” means all tangible personal property (other than Concession Inventory) located at, affixed or attached to, or placed upon, or used primarily in connection with the lease, operation, repair or maintenance of, the respective Leased Premises, as applicable, or the operation of the Business, including all equipment, fixed assets, personal property, office furniture, materials, research and development activities, supplies, service and concession equipment, heating, ventilating and cooling equipment, furniture, fixtures, cleaning equipment and supplies, alarm systems, screens, projection equipment, theatre equipment, theatre seats, cash registers, display cases, acoustical wall panels, sound systems, speakers, office equipment and desks, popcorn poppers and storage bins, linoleum, carpets, drapes, laundry tubs and trays, washers, dryers, iceboxes, refrigerators, heating units, stoves, ovens, water heaters, incinerators, furniture and furnishings, communication systems.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, ad valorem, excise, special assessment, customs duties, severance, stamp, occupation, windfall profits, real property, personal property, escheat, unclaimed property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee, withholding or any other tax, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not), whether or not disputed and whether imposed by Law, Contract or otherwise.

“Tax Refund” means any refunds with respect to Taxes paid or incurred by Parent or the Companies, together with any related interest received or due from the relevant taxing authority.

“Tax Return” means any return, claim for refund, report, information return or other document (including schedules or any related or supporting information) required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Termination Date” has the meaning set forth in Section 7.1(c).

“TGS” has the meaning set forth in the introductory paragraph to this Agreement.

“Theatre(s)” has the meaning set forth in the recitals to this Agreement.

“Theatre Lease” means the lease, sublease, license or other written agreement (including all amendments, supplements, modifications, assignments, guarantees, non-disturbance agreements or other agreements related thereto) pursuant to which Parent or any of the Companies is a tenant, subtenant, licensee or occupant of any Theatre.

“Third Party Claim” has the meaning set forth in Section 8.3(a).

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“Threshold” has the meaning set forth in Section 8.4(a).

“Title Insurance Policy” means a standard ALTA Form 2006 owner’s policy of title insurance (including ALTA 13 leasehold endorsements) for each of the Leased Premises, dated as of the Closing Date, in such amounts as Buyer reasonably requires, insuring good and marketable leasehold title to each of the Leased Premises (expressly including all easements and appurtenances), subject only to Permitted Liens, with all standard exceptions deleted (except for those standard exceptions that may only be deleted with a current and accurate survey), and including such endorsements as Buyer may reasonably require, including ALTA 15.1 (non-imputation – additional insured endorsement), ALTA 3.1 (zoning), ALTA 8.2 (commercial environmental protection lien), ALTA 9.2 (CC&Rs), ALTA 17 (access and entry), ALTA 17.2 (utility access), ALTA 18 (single tax parcel or, if applicable, 18.1 multiple tax parcel), ALTA 19 (contiguity, if applicable), ALTA 22 (location), ALTA 25 (same as survey), ALTA 26 (subdivision), ALTA 28.2 (encroachments), and ALTA 35.1 (minerals).

“Total Required Cash Amount” means the sum of the Required Cash Amounts for all Theatres set forth on Schedule 2(e).

“Trademark Assignment and Assumption Agreement” has the meaning set forth in Section 2.4(b)(vi).

“Transaction Expenses” means, as of any time of determination, without duplication, the unpaid amount of all costs and expenses (including the fees and expenses of investment bankers, legal counsel, financial and accounting advisors or other representatives and consultants; appraisal fees, costs and expenses; or travel, lodging, entertainment and associated expenses) incurred by Parent, the Companies or any of their respective Affiliates in connection with, or in anticipation of, the negotiation, execution and delivery of this Agreement and the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby or in connection with or in anticipation of any alternative transactions considered by Parent or the Companies in respect of the Business.

“Transfer Taxes” has the meaning set forth in Section 9.2.

“Transferred Employees” has the meaning set forth in Section 5.9(a).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Union” has the meaning set forth in Section 3.8(a)(vi).

“Virtual Print Fees” means all Virtual Print Fees (as defined in the GDC Agreement) and all similar payments, repayments, reimbursements, refunds, royalties or commissions payable to Parent or any Company pursuant to any Film Equipment Agreement in respect of any Film Equipment Expenses paid by Parent or any Company prior to the Closing or included in the calculation of the Final Cash Purchase Price.

“Vista Segregation” has the meaning set forth in Section 5.23.

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“Vista Upgrade” has the meaning set forth in Section 5.23.

“VPF Remittance Period” has the meaning set forth in Section 5.3(a).

“WARN Act” has the meaning set forth in Section 5.4(b)(x).

Article 2
PURCHASE AND SALE

Section 2.1.            Purchase and Sale of Assets.

(a)         Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent and the Companies shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (other than Permitted Liens) and Buyer shall purchase and accept from Parent and the Companies, all of Parent’s and the Companies’ right, title and interest in, to and under the following assets of Parent and the Companies’ (collectively, the “Purchased Assets”), but specifically excluding the Excluded Assets:

(i)          all Leasehold Interests and Leasehold Improvements;

(ii)         all Tangible Personal Property, excluding the NCM Equipment;

(iii)        all Intangible Property;

(iv)        the Acquired IT Systems;

(v)         the Acquired IP;

(vi)        all Concession Inventory;

(vii)       the Required Cash Amount at each Theatre;

(viii)      all Permits (including the Pennsylvania Liquor Permits), to the extent transferrable to Buyer;

(ix)         all Records and Files;

(x)          the Business Contracts;

(xi)         the Improvement Contracts;

(xii)        subject to Section 5.2, the Shared Contracts;

(xiii)       pursuant to Section 5.3, the Film Equipment Agreements; and

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(xiv)      the insurance benefits described in the proviso to Section 2.1(b)(iv).

(b)         Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following assets, properties, rights and interests of Parent and the Companies (collectively, the “Excluded Assets”), are expressly excluded from the purchase and sale contemplated hereby, and as such are not included in the Purchased Assets and shall remain the property of Parent or the applicable Company after the Closing:

(i)          all Tax Returns of Parent and the Companies, and Parent’s and the Companies’ Governing Documents, minute books and related corporate records;

(ii)         all Tax Refunds of Parent or any Company;

(iii)        all cash and cash equivalents (other than the Required Cash Amount at each Theatre), including for the avoidance of doubt all Restricted Cash and bank accounts of Parent and the Companies;

(iv)        all Insurance Policies and all insurance benefits related thereto (provided that, if an insurance claim has been or is made by Parent or any Company and such claim relates to a Liability that is an Assumed Liability, then any insurance proceeds that Parent or any Company receives after the Closing (up to the amount of such Assumed Liability) will not be an Excluded Asset and shall be turned over to Buyer);

(v)         all rights of Parent and the Companies under this Agreement and the Ancillary Documents, and the Schedules and Exhibits hereto and thereto;

(vi)        all rights of Parent and the Companies arising prior to the Closing under any Assigned Contract to the extent such rights relate to an Excluded Liability;

(vii)       the personnel records and other records that Parent or any Company is required by applicable Law to retain in its possession; provided, however, that, to the extent permitted under applicable Law, Parent shall provide Buyer with copies of such records for each Transferred Employee;

(viii)      all Employee Benefit Plans which are sponsored or maintained by Parent or any Company for the benefit of any current or former employee or individual independent contractor who works or worked in the Business;

(ix)         any assets that are consumed, sold or disposed of prior to the Closing in the ordinary course of the Business and consistent with past practices and in compliance with Section 5.4;

(x)          all Intellectual Property other than the Acquired IP;

(xi)         all IT Systems other than the Acquired IT Systems;

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(xii)       all Coca-Cola Inventory;

(xiii)      the NCM Equipment; and

(xiv)      the assets, properties, rights and interests of Parent and the Companies specifically described on Schedule 2.1(b).

(c)         Non-Assignable Contracts. To the extent that any Assigned Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party as set forth in Schedule 3.8(b), this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Parent, the Companies and Buyer agree to use their respective reasonable best efforts to obtain the consent of such other party to the assignment of any such Assigned Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, then Parent and each Company agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Assigned Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Parent or the applicable Company against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice to Parent, shall have no obligation pursuant to Section 2.2 or otherwise with respect to any such Assigned Contract, in which case any such Assigned Contract shall be excluded from the Purchased Assets and treated as an Excluded Asset, and the related Liability shall be excluded from the Assumed Liabilities and treated as an Excluded Liability. Nothing in this Section 2.1(c) shall limit or otherwise affect the conditions to the obligations of Buyer described in Section 6.2(g) and Section 6.2(h).

(d)         Allocation of Purchased Assets. At the Closing, and except as otherwise agreed by the parties hereto, (i) all Purchased Assets and Assumed Liabilities located in Texas, New York and Kentucky (including with respect to Leased Premises and the underlying Theatre Leases), will be transferred to MMT Texny; and (ii) all Purchased Assets and Assumed Liabilities located in Arkansas, Colorado, Georgia, Louisiana, Pennsylvania and Virginia (including with respect to Leased Premises, the underlying Theatre Lease), will be transferred to MMT Lapagava.

Section 2.2.            Assumption of Liabilities.

(a)          Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge, as and when due, the following, and only the following, Liabilities of Parent and the Companies (collectively, the “Assumed Liabilities”):

(i)            all Liabilities of Parent and the Companies arising from and after the Closing under each Business Contract that is assigned to Buyer pursuant to Section 2.1, other than such Liabilities that relate to any failure to perform, improper performance, warranty or other breach, default or violation by Parent or any Company on or prior to the Closing Date;

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(ii)         all Liabilities of Parent and the Companies arising from and after the Closing under each Shared Contract that is assigned to Buyer pursuant to Section 2.1 and Section 5.2, other than such Liabilities that (A) do not relate exclusively to the Business or (B) relate to any failure to perform, improper performance, warranty or other breach, default or violation by Parent or any of its Affiliates on or prior to the Closing Date;

(iii)        all Liabilities of Parent and the Companies arising from and after the Closing under each Theatre Lease, other than such Liabilities that relate to any failure to perform, improper performance, warranty or other breach, default or violation by Parent or any Company on or prior to the Closing Date;

(iv)        all Film Equipment Expenses arising from and after the Closing under each Film Equipment Agreement to the extent included in the calculation of the Final Cash Purchase Price;

(v)         all Liabilities of Parent and the Companies arising from and after the Closing under each Permit that is assigned to Buyer pursuant to Section 2.1(a)(viii), other than such Liabilities that relate to any failure to perform, improper performance or other breach, default or violation by Parent or any Company on or prior to the Closing Date;

(vi)        all Liabilities of Parent and the Companies in respect of Courtesy Passes issued and outstanding as of the Closing; and

(vii)       all Pass Card Liabilities to the extent included in the calculation of the Final Pass Card Liability Amount.

(b)         Excluded Liabilities. Except as and to the limited extent specifically set forth in Section 2.2(a), Buyer is not assuming any Liabilities of Parent or the Companies (including Liabilities related to otherwise Assumed Liabilities arising prior to the Closing) and all such Liabilities shall be and remain solely the responsibility of Parent and the Companies (collectively, the “Excluded Liabilities”). Parent or the applicable Company shall pay, perform and discharge, as and when due, all of the Excluded Liabilities. Without limiting the generality of this Section 2.2(b), all of the following shall be Excluded Liabilities: (i) all Indebtedness; (ii) all Transaction Expenses; (iii) all Film Equipment Expenses to the extent not included in the calculation of the Final Cash Purchase Price; (iv) all Pre-Closing Taxes; (v) all Environmental Liabilities; (vi) all Liabilities related to or arising out of any Pending Litigation or Excluded Asset; (vii) all Liabilities related to or arising out of the NCM Buyout, including all NCM Buyout Obligations; and (viii) any payment, expense or fee (including any bonus or other Compensation) that accrues or becomes payable by Parent, any Company or any of their respective Affiliates to any current or former employee of Parent or any of its Affiliates, any Governmental Entity or any other Person as a result of, or in connection with, the execution and delivery of this Agreement or any Ancillary Document or the consummation of the transactions contemplated by this Agreement or any Ancillary Document.

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Section 2.3.            The Closing. The purchase and sale of the Purchased Assets (the “Closing”) shall take place at 10:00 a.m., Eastern Time at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036, as promptly as practicable following, but in no event later than, the second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article 6 and Section 5.9(a) hereof (other than those conditions which can be satisfied only at the Closing in accordance with their terms, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time and place as may be agreed to by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. A pre-Closing shall be conducted on the day prior to the scheduled Closing Date at which all documents and other items to be delivered at the Closing will be inspected and preapproved by all of the parties. The parties intend that the Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certain other documents to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of their release at the Closing. If the Closing occurs, the Closing shall be deemed to be effective for all business, accounting, financial, Tax, legal and other purposes as of 12:01 a.m., Central Time on the Closing Date (the “Effective Time”).

Section 2.4.            Closing Deliveries and Payments.

(a)         Delivery of Closing Stock Consideration. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Marcus shall deliver or cause to be delivered to Parent the Closing Stock Consideration in non-certificated book-entry form to Parent’s designated account.

(b)         Marcus and Buyer Closing Deliveries and Payments. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall (and Marcus will cause Buyer to):

(i)          pay or cause to be paid to Parent and Movie Tavern, Inc. an amount in cash equal to the Estimated Cash Purchase Price as set forth on the Estimated Closing Statement;

(ii)         pay or cause to be paid to each named party debtor set forth on the Estimated Closing Statement the applicable dollar amount, in cash, necessary to fully repay all Indebtedness owing to such named party debtor as of the Effective Time as set forth on the applicable Pay-Off Letter and the Estimated Closing Statement;

(iii)        pay or cause to be paid to each obligee set forth on the Estimated Closing Statement the applicable dollar amount, in cash, necessary to fully pay all Transaction Expenses owing to such obligee as of the Effective Time as set forth on any applicable invoice and the Estimated Closing Statement;

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(iv)        with respect to all Assigned Contracts that are to be assigned to Buyer pursuant to Section 2.1, deliver to Parent one or more assignment and assumption agreements in the form of Exhibit B hereto (the “Assigned Contracts Assignment and Assumption Agreement”) duly executed by Buyer, effecting the assignment to and assumption by Buyer of all such Assigned Contracts;

(v)         with respect to the Intangible Property (other than the Acquired IP, which shall be transferred and conveyed pursuant to clause (vi) below), deliver to Parent an assignment and assumption agreement in the form of Exhibit C hereto (the “Acquired IP Assignment and Assumption Agreement”) duly executed by Buyer, effecting the transfer and conveyance of the Intangible Property to Buyer;

(vi)        with respect to the Acquired IP, deliver to Parent an assignment and assumption agreement in the form of Exhibit D hereto (the “Trademark Assignment and Assumption Agreement”) duly executed by Buyer, effecting the transfer and conveyance of the Acquired IP to Buyer;

(vii)       with respect to all Theatre Leases that are to be assigned to Buyer pursuant to Section 2.1, deliver to Movie Tavern, Inc. and Movie Tavern LLC one or more assignment and assumption agreements in the form of Exhibit E hereto (the “Assignment and Assumption of Lease Agreement”) duly executed by Buyer, effecting the assignment to and assumption by Buyer of all such Theatre Leases;

(viii)      deliver to Parent the Escrow Agreement, in the form of Exhibit F hereto (the “Escrow Agreement”) duly executed by Buyer and Marcus;

(ix)         deliver to Parent the Shareholders’ Agreement, in the form of Exhibit G hereto (the “Shareholders’ Agreement”) duly executed by Buyer and Marcus; and

(x)          deliver to Parent the Buyer Bring-Down Certificate duly executed by Buyer and Marcus.

(c)          Parent and Company Closing Deliveries. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent and the Companies shall deliver or cause to be delivered to Buyer:

(i)          the Assigned Contracts Assignment and Assumption Agreement duly executed by Parent and each applicable Company;

(ii)         the Acquired IP Assignment and Assumption Agreement duly executed by Parent and each applicable Company;

(iii)        the Trademark Assignment and Assumption Agreement duly executed by Parent and each applicable Company;

(iv)        the Assignment and Assumption of Lease Agreement duly executed by Movie Tavern, Inc. and Movie Tavern LLC;

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(v)         the Escrow Agreement duly executed by Parent;

(vi)        the Shareholders’ Agreement duly executed by Parent;

(vii)       the Parent Bring-Down Certificate;

(viii)      the FIRPTA Certificates duly executed by Parent and each Company (except that, if a Company is a disregarded entity for U.S. federal income Tax purposes, such Company’s regarded owner for U.S. federal income Tax purposes shall duly execute any applicable FIRPTA Certificate);

(ix)         the Required Consents, duly executed by Parent or the applicable Company and each counterparty to the Assigned Contracts to which the Required Consents relate;

(x)          the Required Assignments, duly executed by Parent or the applicable Company and each counterparty to the Shared Contract or Film Equipment Agreement to which the Required Assignments relate;

(xi)         estoppel certificates, each in form and substance reasonably acceptable to Buyer, executed by each landlord under the Theatre Leases and by each owner’s association, declarant or the like under recorded restrictive covenant agreements or declarations affecting the Leased Premises;

(xii)        nondisturbance agreements, each in form and substance reasonably acceptable to Buyer, executed by each holder of a mortgage, deed of trust or other Lien on the Leased Premises that is prior to the applicable Theatre Lease for such Leased Premises, other than with respect to any Leased Premises for which a nondisturbance agreement already exists and has been provided to Buyer prior to the date of this Agreement; provided that such nondisturbance agreement is freely assignable to Buyer (pursuant to its original terms, or as modified or consented);

(xiii)      the Required Cash Amount at each Theatre;

(xiv)      the Required Concession Inventory at each Theatre; and

(xv)       written evidence reasonably satisfactory to Buyer of the payment of all Repayment Amounts and the completion of the NCM Buyout effective as of the Closing.

(d)          Payment. All cash amounts payable pursuant to this Section 2.4 shall be paid at Closing by wire transfer of immediately available funds to an account designated in writing by the recipient not less than two (2) Business Days prior to the Closing Date.

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Section 2.5.            Purchase Price Adjustment.

(a)          Estimated Closing Statement. Parent shall prepare in good faith and shall provide to Buyer no later than three (3) Business Days prior to the Closing Date, a written statement (the “Estimated Closing Statement”), together with reasonably detailed supporting information, setting forth Parent’s good faith estimates of (i) the aggregate amount of all Indebtedness outstanding and unpaid as of the Closing (the “Estimated Closing Indebtedness”), including a breakdown of the amount and obligee with respect to each item of Indebtedness; (ii) the aggregate amount of all Transaction Expenses outstanding and unpaid as of the Closing (the “Estimated Transaction Expenses”), including a breakdown of the amount and obligee with respect to each Transaction Expense; (iii) the aggregate amount of all Pass Card Liabilities as of the Closing (the “Estimated Pass Card Liability Amount”); (iv) the aggregate amount of all Film Equipment Expenses unpaid (whether or not then due and payable) as of the Closing (the “Estimated Film Equipment Expenses”), including a breakdown of the amount and obligee with respect to each Film Equipment Expense; (v) the aggregate amount of all New Theatre Development Expenses (the “Estimated New Theatre Development Expenses”); (vi) the Concession Inventory Amount as of the Closing (the “Estimated Concession Inventory Amount”); (vii) the aggregate amount of all Repair Amounts as of the Closing (the “Estimated Repair Amounts”); (viii) the aggregate amount of all NCM Buyout Obligations (the “Estimated NCM Buyout Amount”), provided that the Estimated NCM Buyout Amount shall not exceed (but may be less than) the NCM Buyout Obligation Cap; and (ix) based on clauses (i) through (viii), a calculation of the resulting Estimated Cash Purchase Price. The Estimated Closing Statement shall be prepared in accordance with the applicable Accounting Principles. Prior to Closing, Parent shall consider in good faith any proposed changes to the Estimated Closing Statement proposed by Buyer.

(b)         Pay-Off Letters; Lien Releases. No later than three (3) Business Days prior to the Closing Date, Parent shall deliver to Buyer (i) pay-off letters, each in form and substance reasonably satisfactory to Buyer, together with UCC termination statements with respect to all Indebtedness set forth on the Estimated Closing Statement (each, a “Pay-Off Letter”); and (ii) full releases of all Liens securing or in respect of all Indebtedness set forth on the Estimated Closing Statement (each, a “Lien Release”). Without limitation, each Pay-Off Letter shall set forth, with respect to the applicable Indebtedness, the dollar amount necessary to fully repay such Indebtedness at the Closing (including per diem amounts through the Closing Date), wire-transfer pay-off instructions for such Indebtedness, a reasonably detailed description of any Liens securing or in respect of such Indebtedness, and contact information for the named party debtor with respect to such Indebtedness.

(c)         Determination of Final Cash Purchase Price.

(i)          No later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Parent a written statement (the “Final Closing Statement”) setting forth the proposed amounts and calculations of (i) the aggregate amount of all Indebtedness outstanding and unpaid as of the Closing (the “Final Closing Indebtedness”); (ii) the aggregate amount of all Transaction Expenses outstanding and unpaid as of the Closing (the “Final Transaction Expenses”); (iii) the aggregate amount of all Pass Card Liabilities as of the Closing (the “Final Pass Card Liability Amount”); (iv) the aggregate amount of all Film Equipment Expenses unpaid (whether or not then due and payable) as of the Closing (the “Final Film Equipment Expenses”); (v) the aggregate amount of all New Theatre Development Expenses (the “Final New Theatre Development Expenses”); (vi) the Concession Inventory Amount as of the Closing (the “Final Concession Inventory Amount”); (vii) the aggregate amount of all Repair Amounts as of the Closing (the “Final Repair Amount”); (viii) the aggregate amount of all NCM Buyout Obligations (the “Final NCM Buyout Amount”), provided that the Final NCM Buyout Amount shall not exceed (but may be less than) the NCM Buyout Obligation Cap; and (ix) based on clauses (i) through (viii), a calculation of the resulting Final Cash Purchase Price (such amounts and calculations, the “Proposed Closing Date Calculations”). The Final Closing Statement shall be prepared, and the Proposed Closing Date Calculations shall be made, in accordance with the applicable Accounting Principles.

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(A)         If Parent does not give written notice of any dispute describing in reasonable detail the basis for such dispute and its alternative calculation of each item of the Final Cash Purchase Price in dispute (a “Purchase Price Dispute Notice”) to Buyer within thirty (30) days of receiving the Final Closing Statement, the Proposed Closing Date Calculations shall be deemed to be final, in each case, for purposes of determining the Actual Adjustment. Prior to the end of such thirty (30) day period, Parent may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Buyer, in which case the Final Cash Purchase Price will be finally determined when such notice is given.

(B)         If Parent delivers a timely Purchase Price Dispute Notice to Buyer, Buyer and Parent shall use commercially reasonable efforts to resolve the dispute during the thirty (30) day period commencing on the date Buyer receives the Purchase Price Dispute Notice from Parent. If Parent and Buyer do not agree upon a final resolution with respect to any disputed items within such thirty (30)-day period, then the remaining items in dispute shall be submitted immediately to Grant Thornton LLP (the “Accounting Firm”). The Accounting Firm shall be instructed to render a determination of the applicable dispute within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.

(C)         Within ten (10) days after the engagement of the Accounting Firm, Parent and Buyer shall present their respective positions with respect to the items set forth in the Purchase Price Dispute Notice in the form of a written report a copy of which shall be delivered to the other party hereto, and (without limiting the rights of Parent and its agents under Section 2.5(c)(ii)) no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided that, at the Accounting Firm’s request, or as mutually agreed by Parent and Buyer, Parent and Buyer may meet with the Accounting Firm so long as representatives of both Parent and Buyer are present. The Accounting Firm’s determination shall be instructed to be based solely on the written reports submitted to the Accounting Firm by Parent and Buyer, oral submissions by Parent and Buyer at meetings held in compliance with the prior sentence, and on the definitions and other terms included herein (i.e., not on independent review); provided that, in resolving a disputed item, the Accounting Firm may not assign a value to any particular item greater than the greatest value for such item or less than the smallest value for such item, in each case claimed by Buyer or Parent in the written reports presented to the Accounting Firm. The Accounting Firm’s decision with respect to the matters in dispute shall be final and binding on the parties hereto, and any party may seek to enforce such decision in a court of competent jurisdiction.

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(D)         The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Parent and Buyer, and any associated engagement fees shall be initially borne fifty percent (50%) by Parent and fifty percent (50%) by Buyer; provided that such fees shall ultimately be borne as set forth below. All other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. The fees and disbursements of the Accounting Firm shall ultimately be allocated among Parent, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by them (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. Such determination of the Accounting Firm shall be conclusive and binding upon the parties hereto. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to Section 2.5(c)(i)(A) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the Final Cash Purchase Price for all purposes hereunder, including the determination of the Actual Adjustment.

(ii)         Buyer shall, upon written request by Parent, provide Parent and its accountants and other representatives with reasonable access to the work papers, schedules, memoranda, and other non-privileged documents and records used by Buyer to calculate the Proposed Closing Date Calculations at reasonable times during normal business hours during the period of review by Parent of, and in connection with the resolution of any objections with respect to, the Proposed Closing Date Calculations.

(d)          Payment of Actual Adjustment.

(i)           If the Actual Adjustment is a positive amount, Buyer shall (and Marcus shall cause Buyer to) pay, or shall cause to be paid, to Parent or Movie Tavern, Inc. the Actual Adjustment by wire transfer of immediately available funds to an account designated by Parent, in each case, within five (5) Business Days after the date on which the Final Cash Purchase Price is finally determined pursuant to this Section 2.5(d)(i).

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(ii)         If the Actual Adjustment is a negative amount, then within five (5) Business Days after the date on which the Final Cash Purchase Price is finally determined pursuant to this Section 2.5(d)(ii), at Buyer’s election: (A) Parent shall pay, or shall cause to be paid, to Buyer an amount equal to the Actual Adjustment; or (B) Buyer and Parent shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to distribute to Buyer cash in the amount of the Actual Adjustment from the Escrow Fund.

Section 2.6.            Treatment of Transaction and Purchase Price Allocation. Within ninety (90) days after the calculation and payment, if any, of the Actual Adjustment, Parent shall deliver a draft schedule allocating the purchase price (as determined for Tax purposes) (the “Allocation Schedule”) among the Purchased Assets solely for Tax purposes, including the assets of the Companies, in accordance with Section 1060 of the Code (and any similar provisions of state or local Law, as appropriate), it being agreed that $1,150,000 of the purchase price (as determined for Tax purposes) shall be allocated to the Pennsylvania Liquor Permits. Following delivery of the initial draft Allocation Schedule, Buyer and Parent shall negotiate in good faith to resolve any disagreement regarding the allocation of the purchase price (as determined for Tax purposes) to the Purchased Assets, and to prepare a final Allocation Schedule. If Buyer and Parent fail to come to an agreement regarding the allocation of the purchase price to any of the Purchased Assets within ninety (90) days after Parent delivers the draft Allocation Schedule to Buyer, such dispute shall be shall be submitted immediately to the Accounting Firm for resolution. The fees and expenses of the Accounting Firm shall be borne equally by Parent, on the one hand, and Buyer, on the other. The parties shall (a) report, act and file their respective Tax Returns (including IRS Form 8594) (i) in accordance with such allocation and any adjustments thereto and the tax treatment described above, and (ii) treat the Contemplated Transactions for US federal income tax purposes as a taxable purchase of assets and not as a reorganization under Section 368 of the Code, and (b) shall not take any position on a Tax Return or in a Tax audit or similar proceeding inconsistent with clause (a) above, in each case except upon a contrary final determination by an applicable taxing authority. To the extent that the Purchase Price is adjusted, Parent shall prepare an updated Allocation Schedule in accordance with the procedure set forth in this Section 2.6. Notwithstanding the foregoing, the parties agree that the portion of any Estimated Cash Purchase Price paid (or deemed to be paid for federal income Tax purposes) and the Closing Stock Consideration payable to Movie Tavern, Inc. shall be limited so that the quotient of the portion of the Estimated Cash Purchase Price payable to Movie Tavern, Inc. divided by the sum of the value of the Closing Stock Consideration and the Estimated Cash Purchase Price (in each case, payable to Movie Tavern, Inc.) shall be no less than 0.21 (the “Consideration Ratio”). For purposes of the Consideration Ratio, the value of the Closing Stock Consideration on the Closing Date shall be estimated by Buyer using any reasonable method. In the event the Purchase Price (for federal income Tax purposes) is adjusted, the parties agree to adjust the amount of cash paid to Movie Tavern, Inc. so that the Consideration Ratio remains at or above 0.21, with any excess cash paid to Parent treated as paid to Movie Tavern, Inc. and then subsequently loaned or distributed to Parent.

Section 2.7.            Withholding. Notwithstanding other provision in this Agreement to the contrary, Buyer shall have the right to deduct and withhold from any payments to be made hereunder any amounts required to be withheld from such payments. All such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable recipient of payment in respect of which such deduction and withholding was made. Buyer shall notify Parent of any withholding as soon as reasonably practicable, and shall cooperate with Parent to the extent requested using commercially reasonable efforts to minimize any such withholding, with Parent paying any of Buyer’s out-of-pocket expenses in connection with such efforts.

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Section 2.8.            Tax, Utility, Rental and Other Adjustments.

(a)          The following items accruing against the Purchased Assets prior to the year in which the Closing occurs shall be paid by Parent and the Companies, and with respect to the year in which the Closing occurs, shall be apportioned and prorated between Parent and the Companies, on the one hand, and Buyer, on the other hand, as of the Closing Date; provided, however, that, if the precise amount of any item listed below cannot be ascertained on the Closing Date, apportionment and proration shall be computed on the basis of the amount payable for each respective item during the year immediately preceding the year in which the Closing occurs and any prorations shall be adjusted thereafter on the basis of the actual charges for such items for the year in which the Closing occurs, which adjustment shall occur within fifteen (15) calendar days after receipt by the party owing the adjustment of the appropriate documentation supporting the actual charges, including, but not limited to, any billing or substantiation thereof received from the lessor or sublessor related thereto:

(i)          Subject to Section 2.8(c), rent, additional rent, common area maintenance and all other charges payable by Parent or any Company as tenant under the respective Theatre Leases; provided, however, that any charge payable on a monthly basis which is subject to year-end adjustment shall be prorated for the month in which the Closing Date occurs and any year-end adjustment thereof shall be paid by (or the refund from the lessor or sublessor paid to) Parent and the Companies, on the one hand, and Buyer, on the other hand, in proportion to their respective payments thereof; and

(ii)         Payments owing by Parent or any Company under the respective Theatre Leases to merchants’ associations or similar business promotion organizations.

(b)          Amounts imposed upon or assessed against each respective Theatre (and not otherwise payable by Parent or any Company as tenant under the respective Theatre Leases directly to the lessor or sublessor thereunder or payable by lessor or sublessor without any obligation of payment on the part of Parent or any Company) shall be remitted to the collecting authorities by Parent or the Companies if the same are due and payable on or before the Closing Date, and by Buyer if due and payable thereafter; provided, however, that amounts imposed upon or assessed against the Purchased Assets for the lease year or Tax year (whichever is applicable) in which the Closing Date occurs (the “Proration Period”) shall be apportioned and prorated between Parent and the Companies, on the one hand, and Buyer, on the other hand, on and as of the Closing Date with Buyer bearing the expense of Buyer’s proportionate share of such amounts which shall be equal to the product obtained by multiplying a fraction, the numerator being the aggregate of such amounts and the denominator being 365, by the number of days in the Proration Period following the Closing Date. If any party (the “Paying Party”) pays or has paid an amount for which the other party (the “Non-Paying Party”) is responsible pursuant to the apportionment set forth in this Section 2.8(b), the Paying Party shall be entitled to reimbursement from the Non-Paying Party.

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(c)          With respect to those Theatre Leases that require any percentage rent payment for the lease year in which the Closing Date occurs, which percentage rent calculations are summarized on Schedule 2.8(c), the percentage rent (taking into account any applicable credits or adjustments) shall be prorated between Parent and the Companies, on the one hand, and Buyer, on the other hand, such that each party shall be obligated to pay its proportionate share of the total percentage rent payable for such lease year. Each party’s proportionate share shall equal such party’s respective gross receipts, box office receipts or gross sales (as applicable under and as defined in the respective Theatre Lease for determining percentage rent owed, the “Gross Receipts”), divided by the total Gross Receipts, in each case, for that Theatre for such lease year. Within thirty (30) days after the Closing, Parent and the Companies shall provide Buyer with documentation, reasonably acceptable to Buyer, of the amount of Gross Receipts accruing for each month prior to the month of Closing, and the approximate amount of Gross Receipts accruing month-to-date for the month of Closing, for the lease year in which the Closing occurs under each respective Theatre Lease. After Buyer calculates the amount of percentage rent for each Theatre Lease for the lease year in which the Closing occurs in accordance with the provisions of such Theatre Lease, Buyer shall notify Parent of such percentage rent amount, and upon receipt of documentation supporting such payment in form reasonably acceptable to Parent, the parties shall make the payments required by this Section 2.8(c) to the party to whom any amount is due.

(d)          Any adjustments to the Purchase Price under this Section 2.8 shall be effected, to the extent then known, by adjusting the Estimated Cash Purchase Price payable by Buyer at Closing, and to the extent not then known, within fifteen (15) calendar days after receipt by the party owing payment of the appropriate documentation supporting the actual charges, by cash payment from the party owing monies because of the adjustment to the party benefiting from the adjustments.

Section 2.9.           Closing Stock Consideration Adjustments. Without limiting any other the provision in this Agreement, if, from the Agreement Date until the Closing, the shares of Marcus Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, or similar transaction, the Closing Stock Consideration and any items on which the calculation of the Closing Stock Consideration depends, as the case may be, shall be correspondingly adjusted as appropriate to provide the holders of the shares of Marcus Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Article 3
REPRESENTATIONS AND WARRANTIES REGARDING PARENT AND THE COMPANIES

Parent and the Companies (on a joint and several basis) hereby represent and warrant to Buyer and Marcus that the representations and warranties in this Article 3 are true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case as of such specified date):

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Section 3.1.             Organization and Qualification.

(a)          Parent and each Company is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Parent and each Company has the requisite power and authority under its Governing Documents to own, lease and operate its assets and properties and to carry on its businesses as presently conducted.

(b)          Parent and each Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary except where the failure to be so qualified would not have a Material Adverse Effect on the ability of a Company to perform its obligations under this Agreement.

(c)          Each Company has made available to Buyer an accurate and complete copy of each Governing Document of such Company, in each case, as in effect as of the date of this Agreement.

Section 3.2.            Authority. Parent and each Company has the requisite corporate power and authority to (a) own and operate the Purchased Assets and to carry on the Business as and where currently conducted; and (b) execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) to which Parent or such Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which Parent or a Company is a party, the performance by Parent or such Company of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and the relevant Company. This Agreement and each of the Ancillary Documents to which Parent or a Company is a party have been duly and validly authorized, executed and delivered by Parent or such Company, as applicable, and constitutes a valid, legal and binding agreement of Parent or such Company (assuming that this Agreement has been, and the Ancillary Documents to which Parent or such Company is a party will have been, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Parent or such Company in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

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Section 3.3.            Financial Statements. Attached hereto as Schedule 3.3 are correct and complete copies of (a) the unaudited statements of income of the Business for the fiscal years ended December 31, 2016 and 2017, and an unaudited consolidated balance sheet of the Business (the “Recent Balance Sheet”) for the month ended August 31, 2018 (collectively, the “Consolidated Financial Statements” and such August date, the “Balance Sheet Date”); and (b) separate unaudited statements of income of each Theatre location, each as of and for the fiscal years ended December 31, 2016 and 2017, and unaudited statements of income of each Theatre location, for the month ended August 31, 2018 (collectively, together with the Consolidated Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.3, the Financial Statements (x) have been prepared in accordance with the Accounting Principles on a consistent basis throughout the periods covered thereby and (y) fairly present, in all material respects, the results of operations of the Business and the Theatre locations, individually and on a combined basis, for periods reflected therein.

Section 3.4.            Concession Inventory. All Concession Inventory as of the Closing (a) consists of a quality and quantity that is commercially useable and saleable in the ordinary course of the Business consistent with past practices at the Theatres (taking into account historical and seasonal usage patterns) of all major inventory categories; and (b) does not include any Concession Inventory that is spoiled, expired, obsolete or no longer used in connection with the ordinary operation of the Business.

Section 3.5.            Reserved.

Section 3.6.            Consents and Approvals; No Violations. Except as set forth on Schedule 3.6 and for compliance with and filings under the HSR Act, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by Parent or any Company of this Agreement or the Ancillary Documents to which Parent or such Company is a party or the consummation by Parent or the Companies of the transactions contemplated hereby or thereby. Neither the execution, delivery or performance by Parent or a Company of this Agreement or the Ancillary Documents to which Parent or such Company is a party nor the consummation by Parent or such Company of the transactions contemplated hereby or thereby nor compliance by Parent or such Company with any of the provisions hereof or thereof will (a) conflict with or result in any breach or violation of any provision of Parent’s or such Company’s Governing Documents, (b) except as set forth on Schedule 3.6, result in a violation or breach of, require any consent or notice under, or constitute (with or without due notice or lapse of time or both) a default or event of default under or give rise to any right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or give rise to any obligation to make any payment under, any of the terms, conditions or provisions of any Assigned Contract or Permit, (c) subject to compliance with and filings under the HSR Act, violate any Law or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the Purchased Assets.

Section 3.7.            Vendors. Set forth on Schedule 3.7 is a list of the top ten (10) largest vendors (measured by dollar volume of purchases) of the Business during the fiscal year ended December 31, 2017 and the nine (9) month period ended September 30, 2018 (each such vendor, a “Key Vendor”). Neither Parent nor any Company has received notice from any Key Vendor to the effect or expressing an intention that any Key Vendor will cancel or terminate its business relationship with, materially decrease the rate of, or materially change the terms with respect to, supplying goods or services to the Business.

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Section 3.8.             Material Contracts.

(a)          Schedule 3.8(a) lists each of the following Contracts and other agreements in effect as of the Agreement Date and as of the Closing:

(i)          all Contracts for the employment or other engagement of any current officer, director, employee, independent contractor or other Person by a Company providing for annual base compensation, consulting fees, management fees or advisory fees in excess of $100,000;

(ii)         all Contracts relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the Purchased Assets (including, without limitation, any guaranty of or any obligation for borrowed money or other material guaranty);

(iii)        all partnership, joint venture or similar Contracts providing for the sharing of profits, revenues or cash flows of the Business or any Company with another Person;

(iv)        all Contracts purporting to prohibit, limit or restrict a Company (or, following the Closing, Buyer or any of its Affiliates) from freely engaging in any business or the manner or location in which it may engage in any business or which could require the disposition of any material assets or any line of business of such Company (or, following the Closing, Buyer or any of its Affiliates);

(v)         the Shared Contracts;

(vi)        all collective bargaining agreements, labor contracts or other Contracts covering Business Employees between a Company and any labor union, works council or other employee representative organization (each, a “Union”);

(vii)       all Contracts with any content distributor or broker providing for the distribution, delivery or booking of films, shorts, trailers or any other content to be exhibited in any screen included in the Business;

(viii)      all Contracts that relate to the disposition or acquisition of any material business, assets or properties by a Company, or any merger, sale of stock or other Equity Interests, sale of assets or business combination with respect to a Company;

(ix)         all Contracts under which a Company is, or may become, obligated to incur any severance, retention, change of control or other payment, benefit or other Compensation obligations that would be created, accelerate, accrue, vest or become payable as a result of, or in connection with, the execution and delivery of this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event);

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(x)          all Contracts with a Company, on the one hand, and a Governmental Entity, on the other hand;

(xi)         all Contracts with a Key Vendor;

(xii)        all Contracts (or group of related Contracts with the same party or related parties) under which a Company is, or is reasonably likely to become, obligated to pay amounts in excess of $250,000 per annum and which cannot be cancelled by Parent or the Company party thereto, as applicable, without penalty or without more than thirty (30) days’ notice, other than any Employee Benefit Plans;

(xiii)       all Contracts (or group of related Contracts with the same party or related parties) under which a Company is, or is reasonably likely to become, entitled to receive payment of amounts in excess of $250,000 per annum and which cannot be cancelled by Parent or the Company party thereto, as applicable, without penalty or without more than thirty (30) days’ notice;

(xiv)      all Contracts between a Company, on the one hand, and Parent or any officer, director or Affiliate of any Company or Parent, on the other hand;

(xv)       all Contracts relating to the settlement or resolution of any Action in respect of the Business;

(xvi)      all Contracts under which Parent or any Company purports to grant any Person any right to use any Acquired IP or any other Intellectual Property owned or used by the Companies (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice);

(xvii)     all Theatre Leases; and

(xviii)    all Film Equipment Agreements.

(b)          Parent and the Companies have made available to Buyer accurate and complete copies of each written Contract (or an accurate and reasonably detailed written description of the material terms of each oral Contract) listed or required to be listed on Schedule 3.8(a) (collectively, the “Material Contracts”). Except as set forth on Schedule 3.8(b), each Assigned Contract is in full force and effect and valid and binding on the applicable Company or Parent, as applicable, and enforceable in accordance with its terms against Parent or such Company, as applicable, and to the Knowledge of Parent, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.8(b), neither Parent nor any Company nor, to the Knowledge of Parent, any other party to any Assigned Contract, is in material breach of or default under such Assigned Contract, and no fact, circumstance, act or omission has occurred that, with notice or the lapse of time or both, would constitute an event of default thereunder.

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Section 3.9.            Absence of Changes. Since the Balance Sheet Date, (a) no event, change, fact, condition or circumstance has occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect, and (b) except as disclosed on Schedule 3.9, Parent and the Companies have conducted the Business in the ordinary course of business consistent with past practice, and none of Parent or any Company has (i) taken any action or omitted to take any action that would have violated the provisions of Section 5.4 if such provisions had been in effect at all times since August 31, 2018 or (ii) suffered any material loss, damage, destruction or eminent domain taking, whether or not covered by insurance, with respect to any of the Purchased Assets or the Business.

Section 3.10.         Litigation. Except as set forth on Schedule 3.10, (a) there is no Action pending or, to the Knowledge of Parent, threatened or contemplated, by or against Parent (in respect of the Business) or any Company or any of their respective directors, managers, officers or equity holders (in such capacity), and (b) to the Knowledge of Parent, there is no basis for any such Actions (all such pending, threatened or contemplated Action, whether or not set forth on Schedule 3.10, the “Pending Litigation”). Neither any Company nor any of the Purchased Assets are subject to any Governmental Order.

Section 3.11.          Compliance with Applicable Law; Permits. Except as set forth in Schedule 3.11, Parent (in respect of the Business) and each Company is and has been since January 1, 2015 in compliance in all material respects with all applicable Laws, and neither Parent nor any Company has received any written notice or, to the Knowledge of Parent, oral notice alleging any failure to comply with any such Laws. The Companies hold and are in compliance in all material respects with all permits, licenses, approvals, certificates, registrations, listings, clearances, approvals and other authorizations of and from all, and have made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of the Business (including the sale of alcohol at each Theatre) as conducted on the Agreement Date and the Closing Date (the “Permits”). There are no pending disciplinary Actions, unresolved citations or unsatisfied penalties related to Permits concerning the sale and consumption of alcohol at any Theatre that could materially adversely impact any Theatre or the ability to maintain or renew any such Permits.

Section 3.12.          Employee Plans.

(a)          Schedule 3.12(a) lists all material Employee Benefit Plans.

(b)          None of the Employee Benefits Plans is a plan subject to Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code, including any multiemployer plan (within the meaning of Section 3(37) of ERISA), and no facts or circumstances exist that could result in the imposition on Buyer (as a successor employer or otherwise) of any liability under Title IV or Section 302 of ERISA or Section 412 or Section 430 of the Code with respect thereto.

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(c)          With respect to each Employee Benefit Plan listed on Schedule 3.12(a), the Companies have made available to Buyer correct and complete copies, to the extent applicable, of (i) such plan or benefit (or, if not been reduced to writing, a summary of its material terms), and (ii) the most recent Internal Revenue Service determination, opinion, or advisory letter, if applicable, for any Employee Benefit Plan that is a 401(k) plan.

(d)          Other than as listed in Schedule 3.12(d), the consummation of the transactions contemplated by this Agreement, whether alone or together with any other event, will not entitle any current or former employee, director or individual independent contractor of the Business to severance pay or any other Compensation. For the avoidance of doubt, any Liability listed or that is required to be listed on Schedule 3.12(d) shall be an Excluded Liability.

Section 3.13.          Labor and Employment Matters.

(a)          Schedule 3.13(a) contains a correct and complete list of all Business Employees as of the Agreement Date and sets forth for each listed individual the following (as applicable): (i) name; (ii) the applicable employer; (iii) title, position or service provided; (iv) hire or engagement date; (v) current annual base salary or hourly wage rate; (vi) commission, bonus or other incentive-based compensation; (vii) whether such employee is classified as exempt or non-exempt from overtime pay requirements; and (viii) work location.

(b)          Except as set forth on Schedule 3.13(b), to the Knowledge of Parent, (i) none of Parent, the Companies or any of their respective Affiliates is subject to any collective bargaining or other agreement with a Union with respect to any of the Business Employees, and no such agreement is being negotiated; (ii) as of the date of this Agreement, no union organization campaign is in progress with respect to any Business Employees, and there has been no such campaign at any time on or after January 1, 2015; and (iii) no Business Employee is represented by a Union, and no petition has been filed by or on behalf of any such Union with any Governmental Entity seeking recognition of a bargaining representative of any such Business Employees.

(c)          The Companies and their Affiliates are and have been since January 1, 2015 in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Business Employees.

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Section 3.14.        Intellectual Property.

(a)          Schedule 3.14(a) contains a correct and complete list of (i) all Intellectual Property owned by Parent (primarily in respect of the Business) and the Companies that is subject to any issuance, registration, or application by or with any Governmental Entity or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing (the “Intellectual Property Registrations”), specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status. Except as set forth on Schedule 3.14(a), Parent or the applicable Company owns, licenses or otherwise has a valid right to use, free and clear of all Liens except for Permitted Liens, all Acquired IP, including but not limited to all Intellectual Property Registrations, of Parent or the Companies used in connection with the Business.

(b)          Except as set forth on Schedule 3.14(b): (i) there are no Actions settled, threatened or pending against Parent or any Company contesting the use, validity or ownership of Acquired IP, or alleging that Parent or any Company has or is currently infringing, misappropriating or otherwise violating the Intellectual Property rights of any other Person; and (ii) there are no Actions threatened, pending or settled that have been brought by Parent or a Company against any Person alleging infringement of any Acquired IP. Except as set forth on Schedule 3.14(b), (x) the conduct of the Business as currently conducted and as proposed to be conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person, and (y) no Person is currently infringing, misappropriating or otherwise violating any Acquired IP.

(c)          Parent and each Company has taken reasonable steps to safeguard the IT Systems utilized in the operations of the Business, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead devices,” “virus,” or other software routines or hardware components that, in each case, permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and there have been no successful unauthorized intrusions or breaches of the security of such information technology systems.

(d)          Except as disclosed on Schedule 3.14(d), since January 1, 2015, none of Parent nor any Company has experienced any incident in which personal information or other sensitive data was stolen or improperly accessed, and Parent and each Company is not aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data. No notice, action or assertion has been received by Parent or any Company since January 1, 2015 or has been filed, commenced or, to the Knowledge of Parent, threatened against any Affiliate of Parent alleging any violation of any Laws relating to data security.

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Section 3.15.        Insurance.

(a)          Schedule 3.15(a) contains a true, correct and complete list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance (including primary, excess and umbrella policies) owned or held by or on behalf of or providing insurance coverage to the Companies, the Business or any of the Companies’ directors, officers, managers, salespersons, agents, employees or other representatives in their capacities as such, in each case, as amended or otherwise modified and in effect (the “Insurance Policies”) on the Agreement Date and on the Closing Date. Schedule 3.15(a) includes the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each Insurance Policy and any pending claims in excess of $10,000.

(b)          Each Insurance Policy is valid, outstanding and enforceable, all premiums with respect thereto covering all periods up to and including the Closing Date have or will have been paid as of the Closing Date, and no notice of cancellation or termination has been received by Parent or any Company with respect to any such Insurance Policy.

(c)          The Insurance Policies are sufficient in all material respects for compliance by the Parent (in respect of the Business) and each Company with all requirements of applicable Laws, Permits and Contracts.

(d)          Except as set forth on Schedule 3.15(d), neither Parent nor any Company has made any claim under any such Insurance Policy with respect to which an insurer has, in a written notice to Parent or any Company, questioned, denied or disputed or otherwise reserved its rights with respect to such coverage, and no insurer has threatened in writing to cancel any such Insurance Policy.

(e)          Since January 1, 2015, all general liability policies maintained by or for the benefit of the Companies and the Business have been “occurrence” policies and not “claims made” policies.

Section 3.16.        Tax Matters. Except as set forth on Schedule 3.16:

(a)          the Companies have prepared and duly filed (or have had so prepared and filed on its behalf) with the appropriate domestic federal, state and local taxing authorities all income Tax Returns and all other material Tax Returns required to be filed with respect to the Companies;

(b)          the Companies have timely and fully paid (or have had timely and fully paid on its behalf) all Taxes due and owing by the Companies (whether or not shown as due on any Tax Return);

(c)          the Companies have withheld and paid to the appropriate Governmental Entity all amounts the Companies are obligated to withhold from amounts owing to any employee, independent contractor, customer, equity interest holder, creditor or other party, and complied with all material information reporting and backup withholding provisions of applicable Law;

(d)          all income Tax Returns and all other material Tax Returns filed by or on behalf of the Companies are true, complete and correct in all material respects;

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(e)          no Company is currently the subject of a Tax audit, examination, suit, litigation or other proceeding with respect to any Taxes, and to the Knowledge of Parent, none of the foregoing is threatened against or with respect to any Company, and to the Knowledge of Parent there are no matters under discussion, audit or appeal with any Governmental Entity with respect to Taxes of the Companies;

(f)          no Company has waived or consented to extend the time, or been the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority (other than any extension which is no longer in effect or routine extension to file a Tax Return);

(g)          no Company has received from any taxing authority any notice of proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not since been satisfied by payment or been withdrawn;

(h)          no claim has been made by any taxing authority in a jurisdiction where the Companies do not file Tax Returns that any Company is or may be subject to taxation by or filing requirements with that jurisdiction, which has not been withdrawn or settled;

(i)          since the Balance Sheet Date, none of the Companies has incurred any Tax Liability arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice;

(j)          Parent has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination and audit reports and IRS Forms 3115 of the Companies, and all proposed and final assessments, and statements of deficiencies assessed against, or agreed to by, the Companies since January 1, 2015;

(k)          no Company nor any of the Purchased Assets is subject to any Liens for Taxes (other than Permitted Liens);

(l)          no Company has entered into, nor is the beneficiary of, any Contract with any Governmental Entity that provides for any Tax exemption or incentive to any Company with respect to the Purchased Assets (but excluding any exemption or incentive this is non-discretionary);

(m)          no Company has ever been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group the common parent of which was the Parent or its direct or indirect parent);

(n)          none of Parent or any Company is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2;

(o)          no Company is, and has ever been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b); and

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(p)          the Companies have collected all sales Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity (or have timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection or payment of sales Taxes imposed or due in connection with the business of the Companies; provided, however, that Buyer shall not be entitled to rely on any resale certificates, exemption certificates or other documentation collected by the Companies for sales Tax purposes for any Tax period ending after the Closing Date, other than the portion of a Straddle Period ending on the Closing Date (or any Tax liability attributable to any such period)).

Section 3.17.        Brokers. Except as set forth on Schedule 3.17, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates or any Company.

Section 3.18.        Real and Personal Property.

(a)         The Companies do not own any real property. Schedule 3.18(a) sets forth a list of the addresses of all Leased Premises and a list of all Theatre Leases.

(b)         Except as set forth on Schedule 3.18(b):

(i)          each Theatre Lease is valid and binding on the Company party thereto, in full force and effect, and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity); there are no existing defaults or any events that with passage of time or the giving of notice, or both, would constitute an event of default by the tenant under any Theatre Lease or, to the Knowledge of Parent, by any other party to any Theatre Lease;

(ii)         there are no written or oral leases, subleases, licenses, concessions, occupancy rights or other Contracts granting to any Person other than a Company the right to use or occupy any Leased Premises, and there is no Person in possession or occupancy of any Leased Premises other than the Companies;

(iii)        the Leasehold Interests are free and clear of all Liens, other than Permitted Liens;

(iv)        none of the Leased Premises, nor the condition nor the use thereof by the Companies, including the operation of the Business of the Companies, contravenes or violates any applicable zoning ordinance or other Law relating to the operation of the Leased Premises;

(v)         the use of the Leased Premises as currently used is a permitted use by right under applicable zoning and similar Law and is not a nonconforming use, special use, or conditional use;

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(vi)        neither the Companies nor any of their Affiliates has received any notice of any violation of any applicable zoning ordinance or other Law relating to the operation of the Leased Premises; and

(vii)       there are currently in full force and effect duly issued certificates of occupancy permitting the Leased Premises to be legally used and occupied as the same are currently constituted, and each of the Companies and their Affiliates are and have been since January 1, 2015 in compliance in all material respects with all restrictions, covenants and agreements related to the Leased Premises.

(c)          Except as set forth on Schedule 3.18(c), all of the Leased Premises have permanent rights of access to existing publically dedicated and open roads, and, to the Knowledge of Parent, there is no: (i) condition or circumstance that would, or could reasonably be expected to prohibit, adversely affect or threaten ordinary rights of access to and from any of the Leased Premises or existing publicly dedicated and open roads; (ii) planned or proposed increase in assessed valuation of any of the Leased Premises (other than increases in the ordinary course consistent with past assessments); (iii) public improvements that have been commenced or that are planned that, in either case, may result in a material special assessment against or otherwise materially adversely affect the value of any of the Leased Premises; or (iv) Leased Premises, or any part thereof, located in any flood plain, flood hazard area, wetland or coastal control area.

Section 3.19.        Title to and Sufficiency and Condition of Purchased Assets. Except as disclosed on Schedule 3.19:

(a)          The Companies have sole and exclusive, good and marketable title to or, in the case of property held under a lease or other Contract, a sole and exclusive enforceable leasehold interest in or adequate rights to use all of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

(b)          The buildings, structures, furniture, fixtures, equipment, supplies and other items of Tangible Personal Property included in the Purchased Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, reasonable wear and tear excepted.

(c)          The Purchased Assets as of the Closing constitute all of the Tangible Personal Property, Intangible Property, IT Systems, Concession Inventory, Contracts, Permits and other assets that are necessary to conduct (lawfully and in compliance with all Contracts and Permits) the Business immediately following the Closing in substantially the same manner as the Business is conducted on the Agreement Date and on the Closing Date.

Section 3.20.        Environmental Matters. Except as disclosed on Schedule 3.20:

(a)          the Companies are and have been since January 1, 2013 in compliance in all material respects with all applicable Environmental Laws, including the possession of (and compliance in all material respects with) all material permits, licenses and authorizations required for their respective facilities and operations under Environmental Laws;

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(b)          except for matters that have been resolved, no Company has received notice of any civil, criminal or administrative Action or Governmental Order alleging liability under or violation of any Environmental Law, and to the Knowledge of Parent, no such Action or Governmental Order is threatened;

(c)          there has been no Release of any Hazardous Substance by any Company or in connection with the operation of the Business, or, to the Knowledge of Parent, otherwise existing, on, at or under any Leased Premises or any other real property formerly owned, leased or otherwise operated by any Company, in any case in a manner or to an extent that requires any Company to perform investigation, remediation or other response under any Environmental Law or that could reasonably be expected to result in material liability for any Company under any Environmental Law;

(d)          to the Knowledge of Parent, there has been no Release of Hazardous Substances at any third party disposal site in connection with the operation of the Business (including the disposal of any Hazardous Substances used in connection with the operation of the Business), under conditions that would reasonably be expected to require remedial action under Environmental Laws;

(e)          Parent and the Companies have made available to Buyer copies of all draft and final material written environmental reports in their possession or control relating to any Leased Premises;

(f)          to the Knowledge of the Parent, no polychlorinated biphenyls or substances containing polychlorinated biphenyls (“PCBs”), nor any mold or asbestos or materials containing asbestos, are present in or on any Leased Premises in a condition that the Company is currently required to abate or remediate pursuant to any Environmental Law, and any PCBs, mold or asbestos previously present in, on or around any Leased Premises that were removed by or on behalf of any Company were disposed of in accordance with all Environmental Laws; and

(g)          to the Knowledge of Parent, there are no active or abandoned aboveground or underground storage tanks located on or under any Leased Premises, and no Company has owned or operated any aboveground or underground storage tanks at any other real property formerly owned, leased or operated in connection with the Business, except in accordance with Environmental Law.

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Section 3.21.        Transactions with Affiliates. Schedule 3.21 sets forth all Contracts currently in effect between a Company, on the one hand, and Parent or any officer, director or Affiliate of any Company or Parent, on the other hand. Except as disclosed on Schedule 3.21, the Companies have made no material payments to, and conducted no material transactions with, any officer, director or Affiliate of any Company or Parent except for compensation of employees in the ordinary course of business. Except as disclosed on Schedule 3.21: (a) none of the Companies, Parent or any of their respective Affiliates, directors, officers or employees possesses, directly or indirectly, any financial or ownership or other material interest in, or is a director, officer or employee of, any Person (other than a Company) which is a supplier, distributor, licensor, lessor or lessee of any Company; or (b) none of any Company’s or Parents’ respective Affiliates, directors, officers or employees possesses, directly or indirectly, any financial or ownership or other interest in any assets or properties, tangible or intangible, which is owned, leased or used by such Company in the conduct of its business. Ownership of one percent (1%) or less of any class of securities of a company whose securities are registered under the Exchange Act, as amended, shall not be deemed to be a financial interest for purposes of this Section 3.21.

Section 3.22.        Investment Representations.

(a)          Parent and each Company has such knowledge and experience in financial and business matters that Parent and such Company is capable of evaluating the merits and risks of the investment contemplated by this Agreement, and Parent and such Company is able to bear the economic risk of this investment in the shares of Marcus Common Stock to be delivered to Parent or such Company pursuant to this Agreement (including a complete loss of Parent’s or such Company’s investment or a reduction in the price of Marcus Common Stock while it is held by Parent or such Company). Parent and each Company is an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act.

(b)          Parent and each Company is acquiring the shares of Marcus Common Stock pursuant to this Agreement solely for Parent’s or such Company’s own account.

Section 3.23.        No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, Buyer acknowledges that Parent and the Companies do not, nor does any other Person on behalf of Parent or the Companies make any other express or implied representation or warranty with respect to Parent, the Companies or any of its or their Affiliates or the Business, or with respect to any other information provided to Buyer and its Affiliates or representatives in connection with this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, including as to the accuracy or completeness of any information (including any projections, estimates or other forward-looking information) provided (including in any management presentations, information memoranda, supplemental information or other materials) or otherwise made available with respect to Parent as to the probable success or profitability of the Business. Marcus and Buyer expressly disclaim any and all other representations and warranties, whether express or implied. EXCEPT AS EXPRESSLY SET FORTH IN THIS Article 3, MARCUS, BUYER AND THEIR RESPECTIVE AFFILIATES HEREBY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT. For the avoidance of doubt, this Section 3.23 shall not prevent or limit a cause of action based upon, or relieve any party from any liability on account of Fraud by Parent or any Company.

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Article 4
REPRESENTATIONS AND WARRANTIES
OF BUYER AND MARCUS

Buyer and Marcus (on a joint and several basis) hereby represent and warrant to Parent and the Companies that the representations and warranties in this Article 4 are true and correct as of the date of this Agreement (except to the extent such representations and warranties are made on and as of a specified date, in which case as of such specified date):

Section 4.1.         Organization. Buyer is a limited liability company, duly formed or organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent the consummation of the transactions contemplated by this Agreement. Marcus is a corporation, duly organized, validly existing and in good standing (or equivalent status) under the laws of the State of Wisconsin and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent the consummation of the transactions contemplated by this Agreement.

Section 4.2.         Authority. Each of Buyer and Marcus has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Ancillary Documents to which Buyer or Marcus is a party and the performance by Buyer or Marcus of its obligations hereunder and thereunder has been duly authorized by all necessary corporate action on the part of Buyer and Marcus, as applicable, and no other proceeding (including by its respective equity holders) on the part of Buyer or Marcus is necessary to authorize this Agreement and each of the Ancillary Documents to which Buyer or Marcus is party or to consummate the transactions contemplated hereby or thereby. This Agreement and each Ancillary Document to which Buyer or Marcus is a party has been duly and validly executed and delivered by Buyer or Marcus, as applicable, and constitutes a valid, legal and binding agreement of Buyer or Marcus (assuming this Agreement has been and the Ancillary Documents to which Buyer or Marcus is party will have been duly authorized, executed and delivered by the other parties thereto at or prior to the Closing), enforceable against Buyer or Marcus, as applicable, in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Law affecting the enforcement of creditors’ rights generally, and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.3.         Marcus Common Stock. The shares of Marcus Common Stock issuable hereunder, when issued and delivered in accordance with the terms hereof, will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any Lien, except as may be set forth in the Shareholders’ Agreement or under applicable securities Laws. Marcus is eligible to use Form S-3 to register the resale of the Marcus Common Stock issuable hereunder as contemplated in the Shareholders’ Agreement.

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Section 4.4.         Compliance with Laws. The Estimated Cash Purchase Price and any other cash amounts paid by Buyer or Marcus hereunder were not directly or indirectly derived from activities that contravene any Laws, including Anti-Money Laundering Laws. Neither Marcus nor Buyer is in breach or default of any provisions of its Governing Documents.

Section 4.5.         Consents and Approvals; No Violations. No material notices to, filings with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by Buyer or Marcus of this Agreement or the Ancillary Documents to which Buyer or Marcus is a party or the consummation by Buyer or Marcus of the transactions contemplated hereby or thereby, except for those set forth on Schedule 4.5 and for compliance with and filings under the HSR Act, the Securities Act and the Exchange Act. Neither the execution, delivery or performance by Buyer or Marcus of this Agreement and the Ancillary Documents to which Buyer or Marcus is a party nor the consummation by Buyer or Marcus of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Buyer’s or Marcus’s Governing Documents, (b) except as set forth on Schedule 4.5, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which Buyer or Marcus is a party, or (c) subject to compliance with and filings under the HSR Act, the Securities Act and the Exchange Act, violate any order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity applicable to Buyer or Marcus, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.6.         Brokers. Except as set forth on Schedule 4.6, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Marcus or any of their respective Affiliates for which Parent or any Company may become liable.

Section 4.7.        Sufficiency of Funds. Buyer has, or will have as of the Closing, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Estimated Cash Purchase Price and consummate the transactions contemplated by this Agreement, including any Actual Adjustment.

Section 4.8.         Net Worth. At and immediately prior to Closing, Buyer shall have a Consolidated Net Worth of at least $38.5 million.

Section 4.9.         Marcus SEC Filings. Marcus has filed with or furnished to the SEC all required Marcus SEC Reports since December 29, 2016. As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the Agreement Date), each Marcus SEC Report complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the Agreement Date), each Marcus SEC Report filed or furnished pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

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Section 4.10.        Litigation. There is no Action before any Governmental Entity pending or, to the Knowledge of Buyer, threatened, against Marcus or Buyer, or affecting any of their properties or assets, which, if determined adversely to Marcus or Buyer, would have a material adverse effect on Marcus or Buyer’s ability to consummate the transactions contemplated by, and discharge their obligations under, this Agreement.

Article 5
COVENANTS

Section 5.1.         Commercially Reasonable Efforts; Notices and Consents.

(a)          Subject to the terms and conditions of this Agreement, from the Agreement Date until the Closing, or the earlier termination of this Agreement pursuant to Article 7, each of the parties hereto shall, to the extent not prohibited by applicable Law, use its commercially reasonable efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Entities or other Persons, to obtain or cause to be obtained all authorizations, consents (including all Required Consents and Required Assignments), waivers, approvals, permits or orders from Governmental Entities or other Persons, and to do or cause to be done all other things necessary, proper or advisable, in order to consummate and make effective the Contemplated Transactions as promptly as reasonably practicable following the date (and in any event, within five (5) Business Days) of this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 6) and to allow the Business to be operated following the Closing in the same manner as it is operated prior to the Closing. All HSR Act filing fees will be paid one-half by Buyer and one-half by Parent. Each party hereto shall make one or more appropriate filings, if necessary, pursuant to the HSR Act (which filings shall specifically request early termination of the waiting period prescribed by the HSR Act) with respect to the transactions contemplated by this Agreement promptly (and in any event, within five (5) Business Days) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act; provided, however, that none of Buyer or any of its Affiliates shall be required under any circumstances to: (i) sell, license or otherwise dispose of, or hold separate and agreeing to sell, license or otherwise dispose of (A) any entities, assets or facilities of any Company before or after the Closing or (B) any entity, facility or asset of Buyer or its Affiliates before or after the Closing; (ii) terminate, amend or assign existing relationships and contractual rights and obligations; or (iii) amend, assign or terminate existing licenses or other agreements or enter into new licenses or other Contracts. Notwithstanding the foregoing, the parties hereto agree that the commercially reasonable efforts of the parties shall not include (1) the defense of any lawsuits or other legal Actions, whether judicial or administrative, that challenges this Agreement or the consummation of the transactions contemplated by this Agreement; or (2) any payment of any money or other consideration or the grant any other material accommodation or concession to any Person by Buyer or any of its Affiliates.

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(b)          Each of the parties hereto shall permit counsel for the other parties hereto reasonable opportunity to review in advance, and consider in good faith the views of the other parties hereto in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each of the parties hereto agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other parties hereto in advance and, to the extent not prohibited by such Governmental Entity, gives such other parties the opportunity to attend and participate in such meeting or discussion.

Section 5.2.         Shared Contracts. Parent currently provides to the Business the benefits of certain Contracts listed on Schedule 5.2 (such contracts, the “Shared Contracts”). At Closing, Parent shall use commercially reasonable efforts to (a) separate the Shared Contracts listed on Part A of Schedule 5.2 and assign to Buyer the post-Closing rights and Liabilities, other than Excluded Liabilities, under such Shared Contracts solely with respect to the Companies (with Parent and its Affiliates retaining the rights and remaining obligated for the Liabilities under such Shared Contracts with respect to any Person other than the Companies in accordance with the terms of each such Shared Contract), and (b) assign to Buyer all post-Closing rights and Liabilities, other than Excluded Liabilities, under the Shared Contracts listed on Part B of Schedule 5.2. In the event that any Shared Contract cannot be so separated or assigned to Buyer, Parent shall use commercially reasonable efforts to continue to provide the benefit of such Shared Contract to Buyer, at Parent’s sole cost and expense, until such time as the Shared Contract can be lawfully and validly assigned to Buyer or Buyer otherwise enters into a substantially similar Contract with respect to its business.

Section 5.3.         Virtual Print Fees.

(a)          Film Equipment Agreements. At the Closing, Buyer shall assume all rights and obligations of Parent or the Companies, as applicable, under the GDC Agreement and each other Film Equipment Agreement to which Parent or any of the Companies is a party. During the period commencing on the Closing Date and ending on the earlier of (x) three (3) years after the Closing Date and (y) the expiration of the current term of the applicable Film Equipment Agreement (the “VPF Remittance Period”), Buyer shall not take any action to terminate or amend in any manner adverse to Parent or the Companies any material provision of any Film Equipment Agreement, or otherwise knowingly take or omit any action that, pursuant to the express provisions of any Film Equipment Agreement, would result in the termination or reduction of any Virtual Print Fees payable to Parent or the Companies thereunder in accordance with Section 5.3(b).

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(b)          Virtual Print Fees. During the VPF Remittance Period, Buyer and its Affiliates shall promptly, and in any event within ten (10) days of receipt, remit to Parent all Virtual Print Fees actually received by Buyer or its Affiliates under any Film Equipment Agreement, in each case, net of (i) all Taxes incurred by or imposed upon Buyer or any of its Affiliates in respect of such Virtual Print Fees, and (ii) all reasonable out-of-pocket fees or expenses incurred by Buyer or any of its Affiliates to obtain and remit such Virtual Print Fees to Parent. For the avoidance of doubt, none of Buyer or any of its Affiliates shall have any obligation to take or omit any action to obtain any Virtual Print Fees, other than (A) acts or omissions expressly contemplated by this Section 5.3 and (B) acts or omissions that are required of Buyer or any of its Affiliates after the Closing pursuant to the express provisions of any Film Equipment Agreement.

Section 5.4.         Operation of the Business.

(a)          Conduct of the Business Generally. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 7, without the prior written consent of Buyer, and except to the extent specifically described on Schedule 5.4(a), the Companies and Parent shall:

(i)          conduct the Business only in the ordinary course of business and in accordance with all applicable Laws;

(ii)         use commercially reasonable efforts to maintain the value, cash flows and profitability of the Business as a going concern, and the value and condition of the Purchased Assets;

(iii)        use commercially reasonable efforts to preserve intact their respective business organizations and relationships with third parties (including lessors, licensors, suppliers and customers) and employees;

(iv)        maintain levels of Concession Inventory (including all major inventory categories) at each Theatre that are consistent with the historical operation of the Business, taking into account seasonal usage patterns; and

(v)         maintain insurance coverage with respect to the Business and the Purchased Assets no less favorable than in effect as of the Agreement Date.

(b)          Specific Prohibitions. Without limiting the generality or effect of Section 5.4(a), from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 7, without the prior written consent of Buyer (which, in the case of clause (vi) below, Buyer may grant or withhold in its sole discretion), and except to the extent specifically described on Schedule 5.4(a), neither Parent nor any Company shall, and Parent and the Companies shall cause their respective Affiliates not to:

(i)          amend or modify any provision of the Governing Documents of any Company;

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(ii)         sell, license, lease, transfer, assign, abandon or otherwise dispose of any of the Purchased Assets, or mortgage, pledge or impose any Lien upon any of the Purchased Assets, other than the sale of Concession Inventory in the ordinary course of business;

(iii)        cause or permit any Company to make any acquisition of all or any material part of the assets, properties, capital stock or other Equity Interests or business of any other Person;

(iv)        adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(v)         other than Approved Capital Expenditures, cause or permit any Company to make any single capital expenditure or series of related capital expenditures in excess of $100,000 individually or in the aggregate;

(vi)        without limiting clause (v) above, other than Approved New Theatre Development Expenses, cause or permit any Company to pay or incur any New Theatre Development Expense;

(vii)       cause or permit any Company to incur any Indebtedness or guaranty the Indebtedness of any other Person, other than Indebtedness and borrowings under lines of credit in place on the Agreement Date in the ordinary course of business consistent with past practice;

(viii)      hire any Business Employee or independent contractor with annual base compensation or consulting fees in excess of $100,000, or terminate the employment or service of any Business Employee or independent contractor with annual base compensation or consulting fees in excess of $200,000;

(ix)         implement any increase to the Compensation of any Business Employee, other than increases in Compensation implemented in the ordinary course of business, consistent with past practice;

(x)          implement any Business Employee layoffs which would implicate the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law (collectively, the “WARN Act”), or enter into, amend or extend any collective bargaining agreement or other Contract with any Union;

(xi)         enter into, adopt, terminate, modify, supplement, renew or amend any Material Contract or any Contract included in the Assigned Contracts as of the Agreement Date;

(xii)        (A) file any amended Tax Return, (B) enter into any closing agreement with respect to Taxes or settle any Tax audit or proceeding relating to the Companies, (C) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Companies (other than one arising from an extension of time to file a Tax Return), or (D) settle or compromise of any Tax liability, except in each case of clauses (A) through (D), to the extent relating to (x) any real or personal property Tax applicable to the Purchased Assets, or (y) sales and use Taxes of the Companies;

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(xiii)       directly or indirectly (A) solicit, initiate or encourage (including by way of furnishing information that has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any proposal or any sale, transfer, assignment or other disposition of the Business, any of the Purchased Assets or any Equity Interests of any Company, or (B) participate in any discussions or negotiations regarding any proposal or any sale, transfer, assignment or other disposition of the Business, any of the Purchased Assets or any Equity Interests of any Company;

(xiv)      issue any Courtesy Passes, other than in the ordinary course of business consistent with past issuances; or

(xv)       agree, whether orally or in writing, or cause or instruct any third party, to do any of the foregoing.

Section 5.5.         Leasehold Improvements. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 7, Parent and each Company shall reasonably cooperate with Buyer, and at the request of Buyer, use commercially reasonable efforts to promptly take or cause to be taken such actions as are reasonably necessary to assist Buyer in negotiating with landlords certain leasehold improvements to Leased Premises or such other modifications to Theatre Leases as Buyer shall reasonably require.

Section 5.6.         Outstanding Repairs. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 7, Parent and each Company shall use commercially reasonable efforts to remediate the Outstanding Repairs as promptly as reasonably practicable. All Outstanding Repairs shall be completed (a) at the sole expense of Parent and the Companies, (b) in accordance with the specifications set forth in Schedule 2(b), (c) in compliance with all applicable Laws, (d) in a good and workmanlike manner by legally permitted and qualified professionals experienced in performing the respective types of repairs included within the Outstanding Repairs, and (e) at such times and in such a manner as to minimize the disruption to the Business at each affected Theatre.

Section 5.7.         Title Insurance Policies. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 7, Parent and each Company shall reasonably cooperate with Buyer, and at the request of Buyer, take or cause to be taken such actions as are reasonably necessary to permit Buyer, to have issued at Closing a Title Insurance Policy for each of the Leased Premises. Without limiting the generality of the foregoing, Parent and each Company shall execute or obtain and deliver to Buyer or the title company, as applicable, all certificates, releases, satisfactions, amendments, affidavits, indemnities, agreements and other deliveries (including, without limitation, a non-imputation indemnity and a memorandum of each Theatre Lease in form and substance suitable for recording) as are reasonably necessary to cause the title company to issue a Title Insurance Policy at Closing for each of the Leased Premises.

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Section 5.8.         Access to Premises. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 7, the Companies shall permit Buyer and its representatives to have access (at reasonable times and upon reasonable notice) to representatives of the Companies and to all premises, properties (including for the purposes of environmental inspection), books, records (including Tax records of such Companies), Contracts, financial and operating data and other information and documents to the extent relating to the Business or any of the Purchased Assets, and to make such copies of such books, records, Contracts, data, information and documents as Buyer or its representatives may reasonably request.

Section 5.9.         Employees and Employee Benefits.

(a)          No later than ten (10) Business Days prior to the Closing Date, Parent shall provide Buyer with an updated version of Schedule 3.13(a). Buyer shall, or shall cause an Affiliate of Buyer to, offer employment, no later than five (5) Business Days prior to the Closing Date, effective immediately following the Closing, to such Business Employees as Buyer shall identify on Schedule 5.9(a) (the Business Employees who accept such employment and commence employment with Buyer immediately following the Closing, the “Transferred Employees”). If a Business Employee is listed on Schedule 5.9(a) immediately prior to the Closing, then, effective immediately prior to the Closing, Parent and the applicable Company shall terminate such individual’s employment and all severance obligations (if any) with respect to such individual shall be the responsibility of Parent. In the event that (i) Schedule 5.9(a) does not include such number of Business Employees as is necessary to avoid triggering obligations or liability under the WARN Act by reason of the termination by Parent or the applicable Company of all Business Employees, and/or (ii) the offers of employment made by Buyer or an Affiliate to Business Employees are not on sufficient terms and conditions to avoid triggering obligations or liability under the WARN Act, Parent shall have the option to delay the Closing Date by sixty five (65) days from the then scheduled Closing Date (or such longer notice period as is required under any state or local WARN Act). Notwithstanding the forgoing or any other provisions of this Agreement to the contrary, Buyer shall be under no obligation to hire any present or former employee of Parent or any Company.

(b)          To the extent Parent has provided adequate records to Buyer to permit it to comply with this Section 5.9(b), with respect to any Buyer Benefit Plans for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause an Affiliate to, recognize all service of the Transferred Employees with the Companies or their Affiliates, as if such service were with Buyer, for vesting and eligibility but not accrual purposes; provided, however, that (i) such service shall not be recognized to the extent that (A) such recognition would result in a duplication of benefits or (B) such service was not recognized under the corresponding Employee Benefit Plan, and (ii) in the case of any such Buyer Benefit Plans that are governed by an insurance policy, to the consent of the relevant insurance carrier, if required.

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(c)          With respect to the 401(k) plan covering the Transferred Employees, prior to the Closing Date (the “Parent 401(k) Plan”), Parent shall (or shall cause its Affiliate that sponsors such plan to) amend such plan to (i) fully vest all of the Transferred Employees in their accounts under the plan, and (ii) to make all employer contributions for the Transferred Employees in respect of the period through the Closing Date, without regard to any provision of the plan requiring that the Transferred Employees be employed on the last day of the plan year, have completed a minimum number of hours of service, or satisfied any similar allocation requirement in order to receive such employer contribution. Effective as soon as administratively feasible following the Closing, Buyer shall make reasonable efforts (i) to cause a Buyer Benefit Plan that is intended to be qualified under Section 401(a) of the Code to accept eligible rollover distributions (within the meaning of Section 402(c) of the Code) from a Transferred Employee with respect to such Transferred Employee’s vested account balance under the Parent 401(k) Plan and (ii) to accept rollovers of outstanding Parent 401(k) Plan loans, if so elected by the Transferred Employee.

(d)          Neither Buyer nor any Affiliate thereof shall be deemed a successor plan sponsor with respect to any Employee Benefit Plan, and Parent and the Companies shall retain all Liabilities under such plans and shall remain obligated for all claims, benefits, and benefit entitlements under such plans and benefits. Furthermore, Parent and the Companies shall be responsible for all obligations to the Transferred Employees for the payment of all wages and other remuneration due with respect to their services to Parent, the Companies and each of their respective Affiliates through the Closing, including, but not limited to, severance, and shall pay (i) pro rata bonus payments under Employee Benefit Plans for periods through the Closing, and (ii) to the extent required by applicable Law, all accrued but unused paid-time off benefits, including but not limited to vacation, for periods through the Closing (such that neither Buyer nor any Affiliate thereof shall assume or otherwise incur any Liability associated with such benefits).

(e)          Parent and the Companies shall, or shall cause an Affiliate to, provide health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) to all Business Employees (other than the Transferred Employees), and all other former employees of Parent and the Companies, and all other COBRA qualified beneficiaries with respect thereto, for the maximum period required by COBRA (without regard to any shortening of such period due to plan termination) such that neither Buyer nor any Affiliate thereof shall assume or otherwise be liable, in any manner, for any COBRA obligations of Parent or the Companies in respect of such Business Employees.

(f)          This Section 5.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.9. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.9 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

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Section 5.10.        Notice of Developments. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 7, the Companies and Parent shall promptly (and in any event prior to the Closing) notify Buyer in writing upon the Companies or Parent becoming aware: (a) that any representation or warranty made by the Companies or Parent in this Agreement was when made, or has subsequently become, untrue or inaccurate in any material respect, (b) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or may reasonably be expected to cause any condition to the obligations of any party hereto to effect the Contemplated Transactions not to be satisfied, (c) of the failure of the Companies or any Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Companies or Parent pursuant to this Agreement or any Ancillary Document, (d) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions, (e) of any notice or other communication from any Governmental Entity in connection with the Contemplated Transactions, (f) of the commencement or initiation or threat of commencement or initiation of any Action regarding the Contemplated Transactions or otherwise involving any Company or the Business, (g) of any material development in any pending Action regarding the Contemplated Transactions or otherwise involving any Company or the Business, or (h) of any other material development affecting the Purchased Assets, the Assumed Liabilities or the Business. The delivery of any notice pursuant to this Section 5.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any Ancillary Document or otherwise limit or affect the rights of, or the remedies available to, Buyer, including the rights and remedies specified in Article 2, Article 6, Article 7, Article 8 or Article 9 of this Agreement. For the avoidance of doubt, the closing conditions set forth in Article 6, and the indemnification provisions of Article 8, shall be read without giving effect to any update to the Schedules or other written notices delivered pursuant to this Section 5.10.

Section 5.11.        Pass Cards. Buyer agrees to honor in accordance with their terms all outstanding Pass Cards issued prior to the Closing, in each case, to the extent the Pass Card Liabilities with respect thereto are included in the calculation of the Final Pass Card Liability Amount. Notwithstanding Section 2.2(a)(vi) or this Section 5.11, Buyer shall have no obligation to honor any Courtesy Passes.

Section 5.12.        Further Assurances. Subject to the limitations on Buyer’s and its Affiliates’ obligations set forth in Section 5.1(a), from and after the Closing Date, as and when requested by any party and at such requesting party’s expense, each of the parties hereto shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.

Section 5.13.        No Public Disclosure. The parties hereto shall not, and shall cause their Affiliates, representatives and advisors not to, issue or make any press release or public announcement related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby without the prior approval of the other parties, unless such disclosure is required by Law or the rules or regulations of any national securities exchange on which the securities of such party or its Affiliates are traded or is made in connection with the enforcement of any right or remedy relating to this Agreement, the Ancillary Documents or the transactions contemplated thereby.

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Section 5.14.        Protective Covenants.

(a)          During the Restricted Period, none of Parent or any Company shall, nor shall Parent or any Company permit any of its respective controlled Affiliates to, directly or indirectly:

(i)          engage in, continue in or carry on any motion picture theatre or motion picture exhibition business, including owning or controlling any financial interest in any Person which is so engaged (each, a “Competitor”), within the Restricted Territory; or

(ii)         other than to the extent necessary to comply with its obligations under Section 5.2, encourage any current supplier or customer of the Business to terminate, curtail or adversely modify its business relationship with the Business, including, without limitation, soliciting suppliers or customers on behalf of or otherwise serving as an intermediary for a Competitor with operations within the Restricted Territory;

provided that Section 5.14(a) shall not (i) prohibit the ownership of (A) Marcus Common Stock or (B) securities of other corporations that are listed on a national securities exchange or traded in the national over-the-counter market in an amount that shall not exceed 5% of the outstanding shares of any such other corporation, (ii) apply to Parent or any Affiliate of Parent (other than a Company), respectively, if Parent or any such Affiliate is sold on or after the Agreement Date to a third party purchaser, or (iii) apply to the Greensboro Movie Tavern. Parent and each Company acknowledge and agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any Person that purchases the Business or all or substantially all of the Purchased Assets and that (subject to clause (ii) of the preceding sentence) this covenant not to compete shall apply to any successor of Parent or any Company and each Subject Person.

(b)          During the Restricted Period, none of Parent or any Company shall, nor shall Parent or any Company permit any of its respective controlled Affiliates to, directly or indirectly: (i) hire or solicit a Transferred Employee; (ii) encourage any Transferred Employee to leave his or her employment with Buyer or Buyer’s Affiliates; or (iii) hire any Transferred Employee who has left his or her employment with Buyer or Buyer’s Affiliates, except, in each case, pursuant to a general solicitation or advertisement which is not directed specifically to any Transferred Employees; provided that nothing in this Section 5.14(b) shall (i) apply to any Affiliates of Parent (other than a Company) sold on or after the Agreement Date to a third party purchaser, or (ii) prevent Parent or any of its Affiliates (other than a Company) from hiring or soliciting (x) any Transferred Employee whose employment has been terminated by Buyer or an Affiliate of Buyer (as applicable), or (y) any Transferred Employee whose employment has been terminated by such Transferred Employee at least thirty (30) days prior to such Transferred Employee being hired or solicited by Parent or an Affiliate (other than a Company) of Parent.

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(c)          Parent and each Company acknowledges that a breach or threatened breach of this Section 5.14 may give rise to irreparable harm to Buyer and the Buyer Indemnitees, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Parent or such Company of any such obligations, Buyer and each Buyer Indemnitee shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction without any requirement to post bond. The Restricted Period will be extended by the same time period as the duration of any breach by Parent of its covenants in this Section 5.14, subject to any contrary determination by a court of competent jurisdiction.

(d)          Parent and each Company acknowledge that the restrictions contained in this Section 5.14 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Contemplated Transactions. In the event that any covenant contained in this Section 5.14 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.14 and each provision of this Section 5.14 are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.15.        Payment Dispute. During the Restricted Period, Buyer and its Affiliates shall promptly, and in any event within ten (10) days of receipt, remit to Parent all amounts actually received by Buyer or its Affiliates as a result of the Payment Dispute to the extent such amounts are attributable to any debit or credit card transaction completed by the Business prior to the Effective Time, in each case, net of (a) all Taxes incurred by or imposed upon Buyer or any of its Affiliates in respect of such amount, and (b) all reasonable out-of-pocket fees or expenses incurred by Buyer or any of its Affiliates to obtain such amount and remit such amount to Parent. For the avoidance of doubt, none of Buyer or any of its Affiliates shall have any obligation to prosecute, defend or otherwise participate in, or expend any amount of money in furtherance of, the Payment Dispute following the Closing.

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Section 5.16.        Luxury Reimbursements. Within five (5) Business Days after the date on which the Net Improvement Expenses Overage Amount is finally determined pursuant to Section 5.25(c), Buyer and its Affiliates shall remit to Parent all Luxury Reimbursements actually received by Buyer or its Affiliates during the period commencing on the Closing Date and ending on the date on which the Net Improvement Expenses Overage Amount is finally determined pursuant to Section 5.25(c), net of (a) all Taxes incurred by or imposed upon Buyer or any of its Affiliates in respect of such Luxury Reimbursements, (b) all reasonable out-of-pocket fees or expenses incurred by Buyer or any of its Affiliates to obtain or remit such Luxury Reimbursements to Parent, and (c) all Luxury Reimbursements retained by Buyer pursuant to Section 5.25(d); provided that, if the sum of clauses (a), (b) and (c) above is greater than the aggregate amount of all Luxury Reimbursements actually received by Buyer or its Affiliates during such period, then Buyer shall have no obligation to remit any Luxury Reimbursements to Parent or any Affiliate of Parent. For the avoidance of doubt, none of Buyer or any of its Affiliates shall have any obligation to take or omit any action to obtain any Luxury Reimbursement, other than such acts or omissions that are required of Buyer or any of its Affiliates after the Closing pursuant to the express provisions of the Theatre Lease to which such Luxury Reimbursement relates.

Section 5.17.        Greensboro Movie Tavern License. In consideration of the Contemplated Transactions, effective at Closing, Buyer hereby grants to Parent and Greensboro Theatres, LLC a limited, non-exclusive, non-sublicensable, non-transferable, royalty-free license to use the Intellectual Property used at and in connection with the Greensboro Movie Tavern during the thirty (30)-day period immediately preceding the Closing (the “Greensboro Movie Tavern IP”) in connection with the operation of the Greensboro Movie Tavern for a period of one hundred twenty (120) days after the Closing (the “License Period”). During the License Period, Parent and Greensboro Theatres, LLC shall use the Greensboro Movie Tavern IP only (a) in the manner and for the purpose that Parent and Greensboro Theatres, LLC used such Greensboro Movie Tavern IP at and in connection with the Greensboro Movie Tavern during the thirty (30)-day period immediately preceding the Agreement Date, and (b) in a manner that meets or exceeds the established standard of high-quality use associated with the Greensboro Movie Tavern IP (the “License Standards”). If, at any time during the License Period, Buyer reasonably determines that Parent or Greensboro Theatres, LLC is using any of the Greensboro Movie Tavern IP in a manner or for a purpose that violates the License Standards or otherwise adversely impacts the reputation or goodwill of any of the Acquired IP, then Buyer shall provide written notice to Parent of such determination and Parent and Greensboro Theatres, LLC shall have (10) Business Days following receipt of such notice to cure such violation to the reasonable satisfaction of Buyer. If Parent and Greensboro Theatres, LLC are unable to cure such violation to the reasonable satisfaction of Buyer prior to the expiration of such ten (10) Business Day cure period, then Buyer, by delivery of written notice of termination to Parent, may terminate the license granted under this Section 5.17 with immediate effect. Parent shall phase out its use of all Greensboro Movie Tavern IP, as promptly as practicable, and in any event Parent shall, prior to the expiration of the License Period (at which time the license granted under this Section 5.17 shall automatically terminate), discontinue the use of all Greensboro Movie Tavern IP, including in all advertising, labeling, signage, stationery, inventory and other mediums at or relating to the Greensboro Movie Tavern or otherwise.

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Section 5.18.        Alcoholic Beverage Permits. To the extent permitted by applicable Law, Parent and each applicable Company shall transfer, or cause to be transferred, to Buyer or its designee, at Closing, all alcoholic beverage Permits which are in their respective names and which are necessary for the operation of each Theatre (and, notwithstanding anything to the contrary herein or elsewhere, to the extent that applicable Laws prohibit the transfer of any portion of Concession Inventory connected with the same, then Buyer or its designee shall be required to purchase the Concession Inventory, but the transfer of Concession Inventory shall be appropriately limited or reduced as necessary to comply with such applicable Laws without otherwise delaying Closing or reducing the Purchase Price, and such matters shall in no event constitute any breach or default by Parent or the Companies or any failure of a condition hereunder). Parent, each Company, Buyer and Marcus shall reasonably cooperate with the other, and each shall execute or cause to be executed such transfer forms, Permit applications and other documents as may be necessary to affect such transfers and/or to permit Buyer to obtain New Liquor Permits. If applicable Law does not permit the transfer of any alcoholic beverage Permits used by each Theatre, then Parent, each Company, Buyer and Marcus agree that they will promptly execute or cause to be executed all transfer forms, applications and other documents required by applicable Governmental Entities in order to affect such transfer or issuance of New Liquor Permits at the earliest date possible consistent with applicable Laws, such that (a) all existing alcoholic beverage Permits (and/or such related Concession Inventory) used in connection with each Theatre shall be transferred to Buyer or its designee, or (b) Buyer or its designee obtains the New Liquor Permits. If: (x) each alcoholic beverage Permit held by Parent or the Companies and used at any Theatre has not been transferred to Buyer or Buyer’s designee at or prior to Closing; or, (y) despite commercially reasonable efforts by Buyer, any New Liquor Permit has not been issued to Buyer or Buyer’s designee that would permit Buyer and its Affiliates the ability to lawfully serve alcohol at each Theatre on and after the Closing, then, subject to applicable Laws, Parent and each Company (as applicable) shall cause the holder of each alcoholic beverage Permit used by any Theatre (each an “Existing Permittee”) to enter into an interim liquor agreement (an “Interim Liquor Agreement”) or any other such license agreements, management agreements and/or other interim agreements, in each case, in form reasonably acceptable to Parent, with Buyer or Buyer’s designee as may be reasonably necessary for the continuation of the sale and consumption of alcoholic beverages at each Theatre after the Closing and before such time as Buyer or Buyer’s designee (the “New Permittee”) obtains new alcohol beverage Permits (each a “New Liquor Permit”, and collectively, the “New Liquor Permits”) provided, however, the obligation of Parent and each Company to cooperate and keep open the liquor facilities of each Theatre shall terminate one hundred eighty (180) days after the Closing Date, or earlier, if Buyer or Buyer’s designee obtains all of the New Liquor Permits at an earlier date. At such time after Closing as all New Liquor Permits are obtained, each Existing Permittee will convey, at no additional costs, all Concession Inventory that constitutes alcoholic beverages to New Permittee by a conveyance document in form reasonably acceptable to Buyer and in accordance with the requirements of applicable Laws. During the effectiveness of any Interim Liquor Agreement, each Existing Permittee that is a party to an Interim Liquor Agreement shall maintain, or cause to be maintained, at Buyer’s expense, and to the extent Parent and the Companies do not have Insurance Policies that provide for dram shop liability coverage, then prior to Closing, Parent and the Companies shall obtain insurance policies that provide coverage in an amount not less than $1,000,000 per occurrence and $8,000,000 in the aggregate, for each Existing Permittee that is a party to an Interim Liquor Agreement all Insurance Policies that provide coverage for dram shop liability during the effectiveness of the Interim Liquor Agreement. Parent and Buyer shall use good faith efforts to agree on the form of the Interim Liquor Agreement during the period of time commencing as of the Agreement Date and the Closing Date. This Section 5.18 shall survive the Closing.

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Section 5.19.        Escrow Funding; Disbursements.

(a)          Not more than one (1) Business Day following the date on which the first Overnight Transaction is consummated pursuant to the Shareholders’ Agreement (the “Escrow Funding Date”), Parent shall pay or cause to be paid to the Escrow Agent an amount in cash equal to $10,000,000, to be held in the Escrow Fund subject to, and disbursed from the Escrow Fund as provided in, this Agreement and the Escrow Agreement.

(b)          On April 16, 2020, the parties shall jointly instruct the Escrow Agent to disburse to Parent an amount such that the funds then remaining in the Escrow Fund, after giving effect to such disbursement, would equal the sum of $5,000,000, plus the aggregate amount of all Pending Indemnification Claims as of such date. On the date that is thirty-six (36) months following the Closing Date, the parties shall jointly instruct the Escrow Agent to disburse to Parent an amount such that the funds then remaining in the Escrow Fund, after giving effect to such disbursement, would equal the sum of $2,500,000, plus the aggregate amount of all Pending Indemnification Claims as of such date. On the date that is forty-eight (48) months following the Closing Date, the parties shall jointly instruct the Escrow Agent to disburse to Parent an amount such that the funds then remaining in the Escrow Fund, after giving effect to such disbursement, would equal the sum of $0, plus the aggregate amount of all Pending Indemnification Claims as of such date. Notwithstanding the foregoing, in no event shall Parent, any Company or any other Person be required to contribute any additional amount to the Escrow Fund at any time following the Escrow Funding Date.

Section 5.20.        Registered Marcus Common Stock. On or prior to the earlier of (a) the Closing Date, and (b) the 59th day following the date of this Agreement, Marcus shall file with the SEC a Registration Statement to register the resale of the Registrable Securities. Marcus shall use its commercially reasonable efforts to cause the Registration Statement filed pursuant to the preceding sentence to be declared effective by the SEC as soon as practicable following the filing thereof (but in any event prior to the Closing) and to maintain the effectiveness of such Registration Statement until the date as of which all Registrable Securities have been sold pursuant to such Registration Statement or sold pursuant to another Registration Statement filed under the Securities Act. Marcus shall use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to any such Registration Statement and the prospectus included therein as may be necessary to keep any such Registration Statement continuously effective (and available for use) throughout such period and to ensure that any such Registration Statement and prospectus does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Marcus shall use commercially reasonable efforts to take such other reasonable actions (including, causing such securities to be listed or quoted on a national securities exchange) as may be reasonably necessary to facilitate the resale of such securities pursuant to any such Registration Statement. Marcus shall bear all expenses incurred by it in connection with the performance of its obligations expressly set forth in this Section 5.20, including all registration and filing fees, fees and expenses of compliance with securities or “blue sky” laws, listing application fees, printing expenses, transfer agent’s and registrar’s fees, costs of distributing prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for, and all independent certified public accountants and other persons retained by, Marcus.

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Section 5.21.        Cooperation with Pending Litigation. At all times when any amount remains in the Escrow Fund, Buyer shall use commercially reasonable efforts to reasonably cooperate with Parent and its Affiliates with respect to the Pending Litigation, including, without limitation, by making available, upon Parent’s reasonable request, including for interviews and preparation sessions prior to depositions and trial, the Business’ then current directors, officers and employees (whether as witnesses or otherwise) and any books, records or other documents within their respective possession, custody or control that Buyer has the reasonable and legally permissible ability to make available, to the extent that such person or books, records or other documents are reasonably required in connection with any Pending Litigation. Notwithstanding the foregoing or any other provisions of this Agreement to the contrary (a) Parent and the Companies shall be responsible for all out-of-pocket fees and expenses incurred by Buyer, any of its Affiliates or any of their respective directors, officers or employees (the “Cooperating Parties”) in taking or causing to be taken any action pursuant to this Section 5.21, and Parent and the Companies shall advance all such fees and expenses to the Cooperating Parties such that no Cooperating Party shall be required to pay or incur any such fees or expenses; (b) no Cooperating Party shall be required to take any action pursuant to this Section 5.21 outside of normal business hours or in any circumstance in which the taking of such action would reasonably be expected to result in any Loss to, or otherwise have an adverse impact on, the Business, any of the Purchased Assets or the ability of any Buyer Indemnitee to seek or obtain any indemnification to which it may be entitled pursuant to Article 8, including taking any action in respect of a Pending Litigation that involves any party to an Assigned Contract or any other person or entity having material business dealings with the Business; (c) Parent and the Companies, jointly and severally, shall indemnify and hold harmless each Cooperating Party from any and all Losses incurred by a Cooperating Party as a result of any action taken or omitted by such Cooperating Party at the direction or request of Parent or any Company pursuant to this Section 5.21; and (d) no Cooperating Party shall have any fiduciary or other express or implied duty to Parent, any Company or any of their respective Affiliates, all such duties being owed exclusively to Marcus and Buyer. Without limiting the foregoing, and in consideration for the Cooperating Parties’ performance of their obligations under this Section 5.21, Parent and the Companies, on behalf of themselves and each of their respective Affiliates, agree not to (i) compromise or settle any Pending Litigation, or (ii) threaten or commence (including by way of counterclaim or interpleader) any Action against the counterparty to an Assigned Contract in respect of such Assigned Contract, if, in the case of each of clauses (i) and (ii), such settlement or compromise, or the threat or commencement of such Action, would reasonably be expected to result in any Loss to, or otherwise have an adverse impact on, the Business or any of the Purchased Assets. Parent and the Companies shall provide written notice to Buyer not less than five (5) Business Days prior to taking any action described in clause (i) or (ii) above.

Section 5.22.        Closure and Shutdown of Ridgmar Theatre. Any time prior to, and not more than one (1) Business Day following, the date on which the current term of the Ridgmar Lease expires (the “Expiration Date”), Parent and the applicable Company shall take all such action as is required to validly terminate the Ridgmar Lease in accordance with its terms with effect as of the Expiration Date. On and after the Expiration Date, Parent and the applicable Company shall permanently terminate all Business operations at the Ridgmar Theatre. As soon as reasonably practicable following the Expiration Date, Parent and the applicable Company shall take or cause to be taken all actions reasonably necessary to (a) remove or have removed all signage and other Business identifiers at the Ridgmar Theatre and (b) to the extent within the reasonable control of Parent and the applicable Company, to remove or have removed all references to the Ridgmar Theatre from all Business websites, telephone directories, digital and print advertisements, and marketing materials. All actions taken pursuant to this Section 5.22 shall be taken at the sole expense of Parent and the applicable Company, and any Liabilities incurred in connection with or that result from such actions shall be Excluded Liabilities.

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Section 5.23.        IT Transition. Commencing as promptly as practicable following the Agreement Date, (a) Parent and the Companies shall grant to Marcus and Buyer read-only access to the Movie Tavern Vista environment and the Movie Tavern Aloha environment; and (b) the appropriate representatives of Marcus and Buyer, on the one hand, and Parent and the Companies, on the other hand, shall meet from time to time (but no less than weekly) via telephone or in person at a mutually convenient location to establish and execute a mutually agreed upon course of action (i) to segregate the Movie Tavern Vista environment from the Southern Theatres Vista environment and to transfer the hosting of the Movie Tavern Vista environment to a mutually agreed upon third-party hosting provider (the “Vista Segregation”), (ii) to install data and power cabling at all Theatres necessary to facilitate the installation of Buyer’s employee time clock and a computer at each site in mutually agreed upon locations and (iii) to establish network connectivity between Parent’s and the Companies’ SD-WAN network and Marcus’ and Buyer’s MPLS network (the “Network Connection”). Following the Agreement Date, Parent and the Companies (at their expense) shall promptly complete testing of the available upgrade of the Movie Tavern Vista Cinema to version 5.02 (the “Vista Upgrade”), followed up with implementation of the Vista Upgrade to the Movie Tavern Vista environment. Not less than ten (10) Business Days prior to the Closing, Parent and the Companies shall grant to Marcus and Buyer full access to the Movie Tavern Vista environment and the Movie Tavern Aloha environment to allow Marcus and Buyer to configure such environments to Marcus’ and Buyer’s specifications and to install Marcus and Buyer customized integrations. Without limiting the foregoing, from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 7, each of Buyer and Marcus, on the one hand, and Parent and the Companies on the other hand, shall use commercially reasonable efforts to complete the Vista Segregation and the Vista Upgrade, and to establish the Network Connection, in each case, as promptly as reasonably practicable following the date hereof.

Section 5.24.        Environmental Claims. Buyer acknowledges that the Excluded Assets include all rights of Parent and the Companies arising prior to the Closing under the Theatre Leases to the extent such rights relate to an Excluded Liability, including any rights to indemnification expressly provided for thereunder in respect of Environmental Liabilities (the “Environmental Rights”). From and after the Closing, Buyer shall use commercially reasonable efforts to assist the Companies in asserting any Environmental Rights or recovering any damages or other amounts to which they may be entitled under the Theatre Leases, including by using commercially reasonable efforts to promptly take or cause to be taken such actions as may be reasonably requested by Parent or any Company in order to obtain, on a Company’s behalf, recovery of any amounts in respect of Environmental Liabilities in respect of the period prior to Closing; provided, however, that Buyer shall not be required to commence any Action, expend any amount of money other than de minimis amounts (unless such amounts are advanced by Parent or the Companies), or otherwise provide such assistance or take any actions in respect of the foregoing where such assistance or actions would reasonably be expected to result in any Loss to, or otherwise have an adverse impact on, the Business or any of the Purchased Assets.

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Section 5.25.        Improvement Projects.

(a)          Prior to the Closing, Parent and the Companies shall use commercially reasonable efforts to complete or cause to be completed all Improvement Projects as promptly as reasonably practicable. All Improvement Projects completed or caused to be completed by Parent and the Companies prior to the Closing shall be completed (i) in compliance with the terms and conditions of, and in accordance with the drawings and specifications set forth in, the applicable Improvement Contracts and the applicable Theatre Lease; (ii) in compliance with all applicable Laws; (iii) in a good and workmanlike manner by legally permitted and qualified professionals experienced in performing the respective types improvements included within the Improvement Projects; (iv) using at least the same quality of products and materials as were used in connection with the construction project completed at the Trexlertown Movie Tavern Theatre prior to the Agreement Date; and (v) at such times and in such a manner as to minimize the disruption to the Business at each affected Theatre (clauses (i) through (v) inclusive, the “Improvement Standards”). In completing the Improvement Projects prior to the Closing, Parent and the Companies shall not, and shall cause their respective Affiliates not to, without the prior written consent of Buyer in each instance (such consent not to be unreasonably withheld, conditioned or delayed), (A) terminate or amend any Improvement Contract or Theatre Lease or waive any material provision thereof; (B) enter into any change order with respect an Improvement Contract; (C) incur Improvement Expenses with respect to any Improvement Project in excess of the agreed upon budgeted amounts for such Improvement Project set forth in Schedule 2(f); or (D) amend any Lease, or enter into any other Contract with a landlord, that would have the effect of reducing the Landlord Reimbursements with respect to any Improvement Project to an amount less than the agreed upon budgeted amounts for such Landlord Reimbursements set forth in Schedule 2(f) (clauses (A) through (D) inclusive, the “Improvement Restrictions”). Following prior notice from Buyer, Parent and the Companies shall provide Buyer reasonable access to the Leased Premises at which the Improvement Projects are being completed (together with invoices or any other documentation relating to the Improvement Expenses incurred with respect to such Improvement Projects) to monitor the progress and cost of the Improvement Projects.

(b)          Following the Closing, Buyer shall use commercially reasonable efforts to complete or cause to be completed all uncompleted Improvement Projects as promptly as reasonably practicable. All Improvement Projects completed or caused to be completed by Buyer following the Closing shall be completed in accordance with the Improvement Standards. In completing the Improvement Projects following the Closing, Buyer shall not, and shall cause its Affiliates not to, without the prior written consent of Parent in each instance (such consent not to be unreasonably withheld, conditioned or delayed), take any action included within the Improvement Restrictions. Following prior notice from Parent, Marcus and Buyer shall provide Parent and its representatives reasonable access to the Leased Premises at which the Improvement Projects are being completed (together with invoices or any other documentation relating to the Improvement Expenses incurred with respect to such Improvement Projects) to monitor the progress and cost of the Improvement Projects.

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(c)          At the Closing, Parent and the Companies shall deliver or cause to be delivered to Buyer a correct and complete statement of all Improvement Expenses paid, and all Landlord Reimbursements received (or reasonably expected to be received), by Parent and the Companies prior to the Closing (the “Pre-Closing Amounts”), including reasonable supporting written evidence of all such Improvement Expenses and Landlord Reimbursements. As soon as reasonably practicable following the completion of the last Improvement Project to be completed, Buyer shall deliver or cause to be delivered to Parent (i) a correct and complete statement of all Improvement Expenses paid, and all Landlord Reimbursements received (or reasonably expected to be received), by Buyer following the Closing (the “Post-Closing Amounts”), including reasonable supporting written evidence of all such Improvement Expenses and Landlord Reimbursements; and (ii) based on such Post-Closing Amounts and the Pre-Closing Amounts, a calculation of (A) the aggregate amount of all Improvement Expenses, (B) the aggregate amount of all Landlord Reimbursements, (C) the Net Improvement Expenses Amount and (D) the Net Improvement Expenses Overage Amount (the “Proposed Improvement Calculations”). In the event of any dispute among the parties with respect to the Proposed Improvement Calculations, including the Net Improvement Expenses Overage Amount, such dispute shall be resolved in accordance with the procedures described in Section 2.5(c) mutatis mutandis.

(d)          If the Net Improvement Expenses Overage Amount is a positive number, then (i) Buyer shall be entitled to retain all Luxury Reimbursements actually received by Buyer and its Affiliates prior to the date on which the Net Improvement Expenses Overage Amount is finally determined pursuant to Section 5.25(c) up to the amount of the Net Improvement Expenses Overage Amount, and (ii) if such retained Luxury Reimbursements are less than the Net Improvement Expenses Overage Amount, then within five (5) Business Days after the date on which the Net Improvement Expenses Overage Amount is finally determined pursuant to Section 5.25(c), Buyer and Parent shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to distribute to Buyer cash in the amount of such shortfall from the Escrow Fund.

Article 6
CONDITIONS TO CLOSING

Section 6.1.         Conditions to Obligations of all Parties. The obligations of each party to consummate the Contemplated Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following condition:

(a)          There shall be in effect no Law or Governmental Order, and no Action will be pending or threatened which seeks a Governmental Order, which would (i) prevent consummation of any of the Contemplated Transactions or (ii) result in any of the Contemplated Transactions being rescinded following consummation.

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(b)          Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

Section 6.2.         Conditions to Obligations of Buyer and Marcus. The obligations of Buyer and Marcus to consummate the Contemplated Transactions shall be subject to the satisfaction, or, to the extent permitted by Law, waiver by Buyer and Marcus of each of the following conditions:

(a)          (i) The representations and warranties of the Companies and Parent contained in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), clause (a) of Section 3.6 (No Violations), Section 3.17 (Brokers), and Section 3.19(a) (Title to Purchased Assets) (collectively, the “Parent Fundamental Representations”) shall be true and correct in all respects as of the date of this Agreement and on the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date) except de minimis inaccuracies; and (ii) all other representations and warranties of the Companies and Parent contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct in all material respects as of the specified date); provided that, for the purposes of the foregoing clause (ii), the qualifications as to materiality contained in such representations and warranties shall not be given effect.

(b)          The Companies and Parent shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by the Companies and Parent on or prior to the Closing, including the delivery of all documents and instruments required to be delivered by Parent pursuant to Section 2.4(c).

(c)          Since the Agreement Date, no Material Adverse Effect shall have occurred.

(d)          Parent shall have delivered to Buyer a certificate (the “Parent Bring-Down Certificate”) of an authorized officer of Parent and each of the Companies dated as of the Closing Date to the effect that each of the conditions specified above in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e)          Parent shall have delivered to Buyer one or more certificates in the form of Exhibit H, dated as of the Closing Date, conforming to the requirements of Treasury Regulations Section 1.445-2(b) that Movie Tavern LLC is an entity disregarded as separate from its owner and that its owner is not a foreign person within the meaning of Section 1445 of the Code and Movie Tavern, Inc. is not a foreign person within the meaning of Section 1445 of the Code (the “FIRPTA Certificates”).

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(f)          Buyer or its designee shall have received New Liquor Permits from each applicable Governmental Entity that authorize (i) Buyer or its designee the ability to lawfully sell alcoholic beverages at each Theatre; and (ii) customers of each Theatre to consume alcoholic beverages on site, provided that if Buyer is unable to obtain New Liquor Permits for any Theatre prior to Closing, then Parent or the Companies, as applicable, shall have delivered executed counterparts to each Interim Liquor Agreement to permit Buyer or its designee the ability to lawfully sell alcoholic beverages at each Theatre and to permit the consumption of alcohol at each Theatre. For purposes of clarity, the terms and conditions of any Interim Liquor Agreement shall conform to the requirements set forth in Section 5.18.

(g)          Parent shall have delivered to Buyer executed counterparts of all notices and consents required in connection with the consummation of the Contemplated Transactions under all Assigned Contracts listed on Schedule 6.2(g) (each, a “Required Consent”).

(h)          Parent shall have delivered to Buyer executed counterparts of all consents and new or amended Contracts required to effect the separation and assignment to Buyer the benefits of all Film Equipment Agreements and Shared Contracts listed on Part A of Schedule 5.2 (each, a “Required Assignment”).

(i)          All Liens respecting the Purchased Assets, other than Permitted Liens, shall have been released, including by delivery of the Lien Releases to Buyer.

(j)          The Vista Segregation shall have been completed, and the Network Connection shall have been established.

Section 6.3.         Conditions to Obligations of the Companies and Parent. The obligations of the Companies and Parent to consummate the Contemplated Transactions shall be subject to the satisfaction, or, to the extent permitted by Law, waiver by Parent and the Companies of each of the following conditions:

(a)          (i) The representations and warranties of Marcus and Buyer contained in Section 4.1 (Organization), Section 4.2 (Authority) and Section 4.3 (Marcus Common Stock) (collectively, together with the Parent Fundamental Representations, the “Fundamental Representations”) shall be true and correct in all respects as of the date of this Agreement and on the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date) except de minimis inaccuracies, and (ii) all other representations and warranties contained in Article 4 shall be true and correct in all respects as of the date of this Agreement and on the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date) except to the extent the failure of such representations and warranties to be true and correct as of such dates has not and would not reasonably be expected to prevent or materially impair or materially delay the ability of Buyer to consummate the Contemplated Transactions; provided that, for the purposes of the foregoing clause (ii), the qualifications as to materiality contained in such representations and warranties shall not be given effect.

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(b)          Buyer and Marcus shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by Buyer or Marcus on or prior to the Closing, including the delivery of all documents and instruments required to be delivered by Buyer or Marcus pursuant to Section 2.4(a).

(c)          Buyer shall have delivered to Parent a certificate (the “Buyer Bring-Down Certificate”) of an authorized officer of Buyer and Marcus dated as of the Closing Date to the effect that each of the conditions specified above in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)          Marcus shall have completed the Registration of the Registrable Securities and such Registration shall be ongoing.

Article 7
TERMINATION

Section 7.1.         Termination of Agreement. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a)          by mutual written consent of Buyer and Parent;

(b)          by either Buyer or Parent if a final nonappealable Governmental Order permanently enjoining or otherwise prohibiting the Contemplated Transactions has been issued by a Governmental Entity of competent jurisdiction;

(c)          by either Buyer or Parent if the Closing has not occurred on or before 5:00 p.m., New York time, on May 1, 2019, which date may be extended from time to time by mutual written consent of Buyer and Parent (such date, as so extended from time to time, the “Termination Date”); provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to Buyer if the failure of Buyer to fulfill or breach by Buyer of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and shall not be available to Parent if the failure of a Company or Parent to fulfill or breach by any Company or Parent of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and time, and provided, further, that, if the only remaining unsatisfied condition to Closing on the Termination Date is the condition to Closing set forth in Section 6.2(j), then the Termination Date shall be automatically extended for an additional thirty (30) days;

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(d)          by Parent if (i) any of the representations and warranties of Buyer contained in this Agreement fail to be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied, or (ii) Buyer shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied (in either case, other than as a result of a material breach by any Company or Parent of any of its or their obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after Buyer has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such twenty (20) day period extend beyond the Termination Date); or

(e)          by Buyer if (i) any of the representations and warranties of any Company or Parent contained in this Agreement fail to be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) any Company or Parent shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (in either case, other than as a result of a material breach by Buyer of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after Parent has received written notice from Buyer of the occurrence of such failure or breach (provided that in no event shall such twenty (20) day period extend beyond the Termination Date).

Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

Section 7.2.         Effect of Termination. In the event of a termination of this Agreement pursuant to Section 7.1, this Agreement (other than the provisions of this Article 7, Section 3.17 (No Brokers), Section 4.6 (No Brokers), Section 5.13 (No Public Disclosure), Section 10.3 (Governing Law), Section 10.4 (Jurisdiction and Venue), Section 10.5 (Fees and Expenses) and Section 10.14 (Waiver of Jury Trial), which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party to any other party, except for liabilities arising in respect of material breaches under this Agreement or Fraud by any party prior to such termination.

Article 8
SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION

Section 8.1.         Survival of Representations and Covenants. The representations and warranties of the Companies, Parent, Buyer and Marcus contained in Article 3 and Article 4 or in any certificate or in any certificate delivered by one party to another party pursuant to this Agreement shall survive the Closing until April 15, 2020; provided that the Specified Representations shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations, and the Fundamental Representations shall survive the Closing until the date that is sixty (60) months following the Closing Date; and provided, further, that if any breach, act, omission, disclosure or failure to disclose shall form the basis for a claim for indemnification for breach of more than one representation or warranty and such claims for indemnification have different periods of survival hereunder, then the expiration of the survival period of one claim shall not affect the right of any Person entitled to indemnification pursuant to this Agreement to make a claim for indemnification based on the breach of representation or warranty still surviving. Claims for indemnification under Section 8.2(a)(iii) and (iv) shall survive the Closing until the date that is sixty (60) months following the Closing Date. The covenants contained in this Agreement shall survive in accordance with their terms and, unless a specific survival period is set forth in the context of any such covenant, terminate only when and if such covenants are fully performed. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity and in writing by notice from the non-breaching party to the breaching party prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

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Section 8.2.         General Indemnification.

(a)          Subject to the other provisions of this Article 8, from and after the Closing, Parent and the Companies, jointly and severally, shall indemnify, defend and hold harmless Buyer and its Affiliates (including Marcus) and each of such Person’s respective successors, assigns, officers, directors, employees, members, partners, equity holders, representatives, fiduciaries, managers and agents (each a “Buyer Indemnitee”) from and against any and all Losses suffered or incurred as a result of or arising from or relating to (i) any breach of, or inaccuracy in, any representation or warranty made by any Company or Parent in Article 3 or in any certificate or Interim Liquor Agreement delivered by any Company or Parent pursuant to this Agreement (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of Losses with respect thereto, any “materiality,” “Material Adverse Effect” or similar qualifier set forth in such representation or warranty); (ii) any breach by any Company or Parent of any of its covenants or agreements contained herein; (iii) any Excluded Liability; and (iv) Fraud.

(b)          Subject to the other provisions of this Article 8, from and after the Closing, Buyer and Marcus, jointly and severally, shall indemnify, defend and hold Parent and its Affiliates (including the Companies) and each of such Person’s respective officers, directors, employees, and agents (each a “Parent Indemnitee”) harmless from any Loss suffered or incurred as a result of or arising from or relating to (i) any breach of any representation or warranty made by Buyer or Marcus in Article 4 of this Agreement (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of claims with respect thereto, any “materiality,” or similar qualifier set forth in such representation or warranty); (ii) any breach by Buyer or Marcus of any of its covenants or agreements contained herein; and (iii) any Assumed Liability.

(c)          The obligations to indemnify and hold harmless pursuant to this Section 8.2 shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 8.1 and shall then expire, except that claims for indemnification with respect to which written notice to the applicable Responsible Party was provided by the applicable Indemnified Party prior to the end of such applicable period, shall survive until final resolution thereof.

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Section 8.3.         Third Party Claims; Notice of Other Claims.

(a)          If an Action by a Person who is not a party hereto or an Affiliate thereof (a “Third Party Claim”) is made in writing against any Person entitled to indemnification pursuant to Section 8.2 (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article 8, such Indemnified Party shall promptly give a Notice of Claim to the party obligated to indemnify such Indemnified Party (such notified party, the “Responsible Party”); provided that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby. The Responsible Party shall have thirty (30) days after receipt of such notice to assume (by written notice to the Indemnified Party) the conduct and control, through counsel reasonably acceptable to the Indemnified Party and at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with the Responsible Party in connection therewith; provided that the Responsible Party acknowledges in writing that it has an indemnification obligation hereunder with respect to any Losses that may be incurred by the Indemnified Party in connection with the Third Party Claim; and provided, further, that the Responsible Party shall not be entitled to assume the defense of a Third Party Claim if (i) such Third Party Claim seeks an injunction or other equitable relief against any Indemnified Party, (ii) an Indemnified Party is advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Responsible Party in connection with the defense of the Third Party Claim, (iii) the Third Party Claim relates to or otherwise arises in connection with any criminal or regulatory enforcement action (other than an action with respect to Taxes), investigation, suit or proceeding or (iv) settlement of, an adverse judgment with respect to, or conduct of the defense of the Third Party Claim by the Responsible Party is, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests. If the Responsible Party assumes control of the defense of any Third Party Claim, then the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party). For the avoidance of doubt, any fees and expenses of separate counsel retained by any Indemnified Party that are incurred after the expiration of the thirty (30) day period set forth above and prior to the Responsible Party’s assumption of control of the defense of the Third Party Claim shall be subject to indemnification hereunder. So long as the Responsible Party is reasonably and diligently contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Responsible Party elects to conduct the defense and settlement of a Third Party Claim, the Indemnified Party shall retain the right to pay or settle such Third Party Claim; provided that, in such event, it shall waive any right to indemnity hereunder for all Losses related to such claim unless the Responsible Party shall have consented to such payment or settlement (such consent not to be unreasonably withheld, conditioned or delayed). The Responsible Party shall not, except with the consent of the Indemnified Party compromise, enter into any settlement or consent to entry of any judgment that (w) imposes any injunctive relief or other equitable relief against the Indemnified Party, (x) does not include as a term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of an express and unconditional release from all liability with respect to such claim, (y) requires any monetary payment (other than a payment subject to the Threshold) which is not concurrently paid in full by the Responsible Party or (z) involves any finding or admission of any violation of any Law or the rights of any Persons. If the Responsible Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

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(b)          All of the parties hereto shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and the Indemnified Party (or a duly authorized representative of such party) shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided that, if the interests of the parties become adverse to one another, then the parties shall comply with the applicable rules of discovery and shall not be permitted to rely on this Section 8.3(b).

(c)          In the event that any Indemnified Party wishes to make a claim for indemnification under this Article 8, the Indemnified Party shall give a Notice of Claim to the Responsible Party within any applicable time limitations contained in Section 8.1. Any such notice shall describe (i) the breach or inaccuracy, Excluded Liability or Fraud upon which such claim is based in reasonable detail in light of the facts then known to the Indemnified Party and (ii) the Indemnified Party’s reasonable good faith estimate of the amount of Losses related to such breach or inaccuracy, Excluded Liability or Fraud for which the Indemnified Party may be entitled to indemnification pursuant to this Article 8; provided that no defect in the information contained in such notice from the Indemnified Party to the Responsible Party will relieve such Responsible Party from any obligation under this Article 8, except to the extent such failure to include information actually and materially prejudices such Responsible Party.

Section 8.4.         Limitations on Indemnification Obligations. The rights to indemnification pursuant to the provisions of Section 8.2 are subject to the following limitations:

(a)          the Buyer Indemnitees shall not be entitled to recover Losses pursuant to clause (i) of Section 8.2(a) until the total amount which the Buyer Indemnitees would be entitled to recover under clause (i) of Section 8.2(a) (as limited by the other provisions of this Section 8.4) exceeds $650,000 (the “Threshold”), in which case the Buyer Indemnitees shall only be entitled to recover Losses in excess of such amount, and in no event shall the aggregate recovery of Losses by Buyer Indemnitees pursuant to clause (i) of Section 8.2(a) exceed $10,000,000, subject to the other limitations set forth in this Section 8.4; provided that this Section 8.4(a) shall not apply to Losses suffered or incurred as a result of or arising from or relating to any breach of, or inaccuracy in any Fundamental Representation.

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(b)          with respect to any Losses for which the Buyer Indemnitees may be entitled to indemnification pursuant to clause (i) of Section 8.2(a), Parent shall not be liable for any individual or series of related Losses which do not exceed $50,000 (which Losses shall not be counted towards the Threshold); provided that this Section 8.4(b) shall not apply to Losses suffered or incurred as a result of or arising from or relating to any breach of or inaccuracy in any Fundamental Representation.

(c)          in no event shall the aggregate recovery of Losses by Buyer Indemnitees pursuant to clause (i) of Section 8.2(a) with respect to any breach of a Fundamental Representation, or pursuant to any of clauses (ii), (iii) or (iv) of Section 8.2(a), exceed the Purchase Price, in each case, subject to the other limitations set forth in this Section 8.4;

(d)          the amount of any Losses recoverable by Buyer Indemnitee pursuant to Section 8.2(a) shall be determined net of (i) the amount of any such Losses that were set forth on the Final Closing Statement and included in the calculation of the Final Cash Purchase Price pursuant to Section 2.5(c); (ii) the amount of any indemnification payment actually received by any Buyer Indemnitee from any third party in respect of such Losses; and (iii) the amount of any insurance proceeds actually received by any Buyer Indemnitee from any third party insurer with respect to such Losses, in each case of clause (ii) and (iii), net of any deductibles or other reasonable costs and expenses incurred by any Buyer Indemnitee in procuring such recovery; provided, however, that (A) if Parent or any Company pays to any Buyer Indemnitee an amount in respect of Losses and any Buyer Indemnitee thereafter receives from a third party a sum in respect of such Losses, then Buyer shall promptly tender to Parent an amount equal to the lesser of such sum and the amount that Parent or such Company paid in respect of such Losses; and (B) Buyer shall, and shall cause the other Buyer Indemnitees to, use commercially reasonable efforts to obtain available recoveries as contemplated by clauses (ii) and (iii) of this Section 8.4(d); provided that such commercially reasonable efforts shall not obligate Buyer or any Buyer Indemnitee to expend any amount of money other than de minimis amounts (unless such other amounts are advanced by Parent or the Companies), commence any Action, or otherwise take any action that could reasonably be expected to have an adverse impact on the Business;

(e)          no party shall be liable for any punitive or exemplary damages (except to the extent paid in connection with a Third Party Claim or Fraud); and

(f)          the Buyer Indemnitees shall not be entitled to recover Losses pursuant to clause (iii) of Section 8.2(a) in respect of any Environmental Liability that is discovered through or during any intrusive or subsurface investigations or other sampling of environmental media undertaken other than (i) in connection with any necessary or ordinary course maintenance or repairs, (ii) in connection with any improvement, remodel or development activity at any Theatre, (iii) as required by Law or at the direction of a Governmental Entity, or (iv) as deemed necessary or advisable by Buyer based on the advice of counsel.

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Section 8.5.         Exclusive Remedy. Notwithstanding anything else contained in this Agreement to the contrary but subject to Section 10.16, the provisions of this Article 8 shall be the exclusive remedy for the parties hereto for any misrepresentation or breach of this Agreement.

Section 8.6.         Manner of Payment.

(a)          Any amount payable by Parent and the Companies to any Buyer Indemnitee pursuant to clause (i) of Section 8.2(a) (including any amounts adjudicated due upon judgment or other judicial or arbitral determination, unless appealed, or agreed to be paid by settlement or compromise of a Third Party Claim, and after giving effect to the limitations on indemnification set forth in Section 8.4) shall be paid exclusively from the then remaining balance of the Escrow Fund, by release of funds to such Buyer Indemnitee by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, and the release of such funds shall accordingly reduce the balance of the Escrow Fund; provided that this Section 8.6(a) shall not apply to the amount of any Losses suffered or incurred by any Buyer Indemnitee as a result of or arising from or relating to any breach of or inaccuracy in any Fundamental Representation.

(b)          Any amount payable by Parent and the Companies to any Buyer Indemnitee pursuant to (i) clause (i) of Section 8.2(a) in respect of any Losses suffered or incurred by any Buyer Indemnitee as a result of or arising from or relating to any breach of or inaccuracy in any Fundamental Representation, or (ii) any of clauses (ii), (iii) or (iv) of Section 8.2(a) (in each case, including any amounts adjudicated due upon judgment or other judicial or arbitral determination, unless appealed, or agreed to be paid by settlement or compromise of a Third Party Claim, and after giving effect to the limitations on indemnification set forth in Section 8.4) shall be paid first from the then remaining balance of the Escrow Fund, by release of funds to such Buyer Indemnitee by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, and the release of such funds shall accordingly reduce the balance of the Escrow Fund, and in the event that the then remaining balance of the Escrow Fund is insufficient to pay the entire amount payable to the Buyer Indemnitee, Parent and the Companies, jointly and severally, shall pay the remaining amount payable to the Buyer Indemnitee by wire transfer of immediately available funds to an account designated in writing by the applicable Buyer Indemnitee within fifteen (15) days after the determination thereof (or, at the option of the applicable Buyer Indemnitee, by setoff of other amounts owing to Parent or any Company hereunder, including any positive Actual Adjustment, Virtual Print Fees, Luxury Reimbursements or Payment Dispute recoveries). Any amount payable by Buyer to any Parent Indemnitee pursuant to this Article 8 (including any amounts adjudicated due upon judgment or other judicial or arbitral determination, unless appealed, or agreed to be paid by settlement or compromise of a Third Party Claim) shall be paid by wire transfer of immediately available funds to an account designated in writing by the applicable Parent Indemnitee within fifteen (15) days after the determination thereof.

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Section 8.7.         Treatment of Indemnification Payments. Each party will treat indemnification payments pursuant to this Article 8 as adjustments to the Final Cash Purchase Price for all purposes, unless applicable Law requires otherwise.

Section 8.8.         Mitigation. Each party shall take all actions required by applicable Law to mitigate all Losses incurred or reasonably expected to be incurred by it or any Indemnified Party it controls upon becoming aware of any fact, event of circumstance which has resulted in, or would reasonably be expected to give rise to, any such Loss. The parties shall reasonably cooperate with each other to the extent permitted by applicable Law with respect to resolving any claim or liability underlying any Loss with respect to which one party is obligated to indemnify any Person hereunder.

Article 9
TAX MATTERS

Section 9.1.         Payroll. The parties agree to use the “standard procedure” set forth in Revenue Procedure 2004-53 with respect to wage reporting. The parties agree that, with respect to each Transferred Employee, Parent or the applicable Company and Buyer respectively meet the definition of “predecessor” and “successor” as defined in the Treas. Reg. Section 31.3121(a)(1)-(b). The parties agree to reasonably cooperate with each other with respect to payroll reporting matters.

Section 9.2.         Transfer Taxes. Parent shall be responsible for and shall pay all local, foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees that may be incurred in connection with the Contemplated Transactions, together with any inflation adjustment, interest, additions or penalties with respect thereto and any inflation adjustment or interest with respect to such additions or penalties (collectively, “Transfer Taxes”). Parent shall, at its own cost, prepare and timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes and provide copies thereof to Buyer; provided that Buyer shall join in the execution of any such Tax Returns or other documentation if required by applicable Law.

Section 9.3.         Cooperation on Tax Matters. The parties and their respective Affiliates will reasonably cooperate, as and to the extent reasonably requested by any party hereto, in connection with any Tax matters relating to the Companies (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other parties.

Article 10
MISCELLANEOUS

Section 10.1.         Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules attached hereto) and the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof (including the Confidentiality Agreement). Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred by Buyer, on the one hand, or Parent, on the other hand (whether by operation of Law or otherwise), without the prior written consent of Parent or Buyer, respectively; provided that Buyer may assign its rights and delegate its obligations under this Agreement to any Affiliate of Buyer without the written consent of Parent; and provided, further, that no such assignment shall relieve the Buyer of any liability or obligation hereunder. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be null and void.

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Section 10.2.         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon delivery in person, (b) on the first Business Day following the day on which the same has been sent (charges prepaid) by reputable national overnight air courier service for next day delivery or (c) on the date of transmission by E-mail (in .pdf format) if transmitted prior to 5:00 pm (Eastern time) on a Business Day (and otherwise on the first Business Day following such date); provided that the sender also sends a confirming copy in the manner described by clause (b) on the date of such transmission, in each case to the other parties hereto at the address or E-mail address, as applicable, as follows:

If to Buyer or Marcus, to:

The Marcus Corporation

100 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Thomas F. Kissinger, General Counsel

E-mail: tomkissinger@marcuscorp.com

with a copy (which shall not constitute notice to Buyer) to:

Steven R. Barth

Spencer T. Moats

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, WI 53202

Facsimile: (414) 297-4900

E-mail:   sbarth@foley.com

smoats@foley.com

If to Parent or the Companies, to:

c/o Veronis Suhler Stevenson

390 Park Avenue, 13th Floor

New York, NY 10022

Attention: Trent Hickman

E-mail: hickmant@vss.com

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with a copy (which shall not constitute notice to Parent) to:

VSS-Southern Holdings LLC

935 Gravier St., Suite 1200

New Orleans, LA 70112

with a copy (which shall not constitute notice to Parent) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Joshua Leuchtenburg and Carl Marcellino

E-mail: joshua.leuchtenburg@ropesgray.com;
carl.marcellino@ropesgray.com

or to such other address, facsimile number or e-mail address, as applicable, as the party to whom notice is given may have previously furnished to the other parties in writing in the manner set forth above.

Section 10.3.         Governing Law. This Agreement, the rights of the parties hereunder and any Action in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement (whether at law or in equity, and whether sounding in contract or in tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 10.4.         Jurisdiction and Venue. Subject to the dispute resolution procedures provided in Section 2.5(d), each of the parties hereto submits to the exclusive jurisdiction first in any federal court, and second to any state court, in either case, located in the city of Wilmington, Delaware in any Action arising out of or relating to this Agreement, agrees that all claims in respect of the Action may be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any Action may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.4, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided by Law.

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Section 10.5.         Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants and appraisal fees, costs and expenses, shall be paid by the party hereto incurring such fees or expenses.

Section 10.6.         Construction; Interpretation. The term “this Agreement” means this Asset Purchase Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (f) the words “dollar” and “$” mean dollars in the lawful currency of the United States of America; and (g) the word “or” shall not be deemed to be exclusive (i.e., “or” shall mean “and/or”).

Section 10.7.         Exhibits and Schedules. All Exhibits and Schedules hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed on any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to each other section in this Agreement with respect to which the relevance of such disclosure to such other section is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 10.8.         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Article 8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, (i) the Buyer Indemnitees and Parent Indemnitees not party hereto are intended third party beneficiaries of, and shall have the right to enforce, Article 8 of this Agreement, and (ii) the third parties not party hereto that are referred to in Section 10.15 are intended third party beneficiaries of, and shall have the right to enforce, Section 10.15 of this Agreement.

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Section 10.9.         Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.10.        Amendment. Subject to applicable Law, this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of Buyer, on the one hand, and Parent, on the other hand. This Agreement may not be modified or amended except as provided in the immediately preceding the sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 10.10 shall be null and void.

Section 10.11.        Extension; Waiver. Parent may (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any breaches of, or inaccuracies in, the representations and warranties of Buyer contained herein or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. Buyer may, at any time, (x) extend the time for the performance of any of the obligations or other acts of the Companies or Parent contained herein, (y) waive any breaches of, or inaccuracies in, the representations and warranties of the Companies or Parent contained herein or in any document, certificate or writing delivered by the Companies or Parent pursuant hereto or (z) waive compliance by the Companies or Parent with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any waiver of any term or condition shall not be construed as a waiver of any prior or subsequent breach or a prior or subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.12.        Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, E-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.13.        Further Cooperation. Subject to the limitations on Buyer’s and its Affiliates’ obligations set forth in Section 5.1(a), from and after the Closing Date, each party shall execute and deliver such documents and take such other actions as another party reasonably requests to fully consummate the Contemplated Transactions.

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Section 10.14.        Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any Action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each of the parties to this Agreement hereby agrees and consents that any such Action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

Section 10.15.        No Recourse. No shareholder or member (other than, in the case of the Companies, Parent), director, manager, officer, employee or agent of Parent or the Companies shall have any responsibility or obligation with respect to any Liability or agreement of Parent or the Companies under this Agreement or any Ancillary Agreement (unless such Person is a party thereto).   No shareholder or member (other than, in the case of Buyer, Marcus), director, manager, officer, employee or agent of Buyer or Marcus shall have any responsibility or obligation with respect to any Liability or agreement of Buyer or Marcus under this Agreement or any Ancillary Agreement (unless such Person is a party thereto).

Section 10.16.        Remedies. The parties hereto agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, may occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that each party hereto shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which such party is entitled at law or in equity.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties has caused this Asset Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANIES:	MOVIE TAVERN, INC.

	By:	/s/ James W. Wood
Name: James W. Wood
Title: Chief Financial Officer

MOVIE TAVERN THEATRES, LLC

	By:	/s/ James W. Wood
Name: James W. Wood
Title: Chief Financial Officer

TGS BEVERAGE COMPANY, LLC

	By:	/s/ James W. Wood
Name: James W. Wood
Title: Member-Manager

[Asset Purchase Agreement]

BUYER:	MMT TEXNY, LLC

	By:	Marcus Cinemas of Wisconsin, LLC, its Sole Member

	By:	/s/ Thomas F. Kissinger
Name: Thomas F. Kissinger
Title: President

MMT LAPAGAVA, LLC

	By:	Marcus Midwest, LLC, its Sole Member

	By:	/s/ Thomas F. Kissinger
Name: Thomas F. Kissinger
Title: President

MARCUS:	THE MARCUS CORPORATION

	By:	/s/ Thomas F. Kissinger
Name: Thomas F. Kissinger
Title: Senior Executive Vice President, General Counsel and Secretary

[Asset Purchase Agreement]

PARENT:	VSS-SOUTHERN THEATRES LLC

	By:	/s/ John Peter Caparella, Jr.
Name: John Peter Caparella, Jr.
Title: Chief Executive Officer

	By:	/s/ James W. Wood
Name: James W. Wood
Title: Chief Financial Officer

[Asset Purchase Agreement]